UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

GREEN ENDEAVORS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	20-2178868
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

59 West 100 South, Second Floor, Salt Lake City, Utah 84101 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (801) 575-8073

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.0001; 500,000,000 authorized (Title of class)

Indicate by check mark whether the registrant is a large accelerated filers, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer

Accelerated filer

Non-accelerated filer (Do no check if a smaller reporting company)

 Smaller reporting company X

As used herein and unless otherwise indicated, the terms “we”, “us”, “our”, and the “Company” refer to Green Endeavors, Ltd., and its subsidiaries.

ITEM 1.

BUSINESS

Corporate History

Green Endeavors, Ltd. is a Delaware corporation formed on April 25, 2002, as “Jasper Holdings.com, Inc.” which name was subsequently changed to “Net2auction, Inc.” We changed our name to “Green Endeavors, Ltd.” in July of 2007 and on August 3, 2007, caused a 1 for 5 reverse split of our Voting Common Stock. The affect of the reverse split was to reduce our outstanding common shares from 68,395,541 to 13,679,130. Our parent company, Nexia Holdings, Inc. (“Nexia”) acquired 90% of our Super voting Preferred Stock in September of 2007, effectively assuming control of the Company.

We acquired 85% of Landis Salons, Inc. (“Landis”) and 100% of Newby Salons, LLC (“Newby”) from Diversified Holdings I, Inc. (“DHI”), a related party, on April 30, 2008, in exchange for $3,000,000 in a 8% Series A Senior Subordinated Convertible Redeemable Debenture due on April 30, 2018.

Landis, a Utah corporation, was organized on May 4, 2005, for the purpose of operating an AvedaTM Lifestyle Salon. On September 30, 2009, Landis issued 1,315,000 shares of its common stock to the Company in order to increase its controlling interest to 99%. The Company’s interest was increased to 100% on February 17, 2010, with the issuance of 10,000 shares of its Series B Preferred Stock to a former employee in exchange for the remaining outstanding shares of Landis common stock.

Newby, a Utah limited liability company, was organized on July 8, 2005, for the purpose of operating a hair salon. The business was rebranded as a Landis Concept Salon on November 9, 2007. On July 20, 2010, we determined that this salon did not meet our operational performance measurements or real estate requirements and will be closed on or before August 15, 2010. The costs to close this location have been estimated to be approximately $1,000. These costs include removing signage from the exterior of the building, reprinting promotional material to remove the Bountiful location address and updating the company website to remove the Bountiful salon service menu and contact information.

Landis Salons II, Inc. (“Landis II”) was organized on March 17, 2010 as a wholly owned subsidiary for the purpose of opening a second AvedaTM Lifestyle Salon.

The address of our executive office is 59 West 100 South, Second Floor, Salt Lake City, Utah, 84101 and our telephone number is (801) 575-8073.

The Company’s trading symbol is GRNE on Pinksheets.

Overview

We run two high-quality hair care salons that feature Aveda™ products for retail sale and intend to open an additional location before the end of this year. Landis operates its business within a 4,000 square foot space located in central Salt Lake City, Utah as an Aveda Lifestyle Salon. Newby operates within a 2,500 square foot space located in Bountiful, Utah under the Landis salon brand as a Concept Aveda Salon. Landis II intends to operate its business within a 3,024 square foot space located in downtown Salt Lake City, Utah also as an Aveda Lifestyle Salon. Aveda Lifestyle Salons can be distinguished from Aveda Concept Salons in that Aveda Lifestyle Salons are required to carry all of Aveda’s products and must meet a higher threshold for product sales than Aveda Concept Salons.

Our salons’ operations consist of three major components, an Aveda retail store, an advanced hair salon, and a training academy (for the training of future staff about the culture, services, and products provided by the salon operations). The design of our salons is intended to look modern and feel comfortable, appealing to both genders and all age groups.

Services

Our salons offer high-quality hair care and other salon related services. While we focus the services offered in our salons to hair and makeup, we also offer a broad range of services consisting of the following:

  Hair styling/design, color and extensions.
  Facials.
  Hair removal.
  Manicures, pedicures and hand or foot treatments.
  Makeup applications and lessons.

Hair services are priced to reflect the experience level of our stylists. Prices range from $16 to $25 for services offered by those enlisted in our training academy to between $35 and $75 for services offered by those employed in our advanced hair salon.

Products

The salons use the Aveda line of products exclusively in all services performed as well as retail products offered for sale. Aveda products include the following items for both men and women:

  Hair care - hair color and styling products, shampoos, conditioners and finishing sprays.
  Makeup - lipsticks, lip glosses, mascaras, foundations, eye shadows, nail polishes and powders.
  Skincare - moisturizers, creams, lotions, cleansers and sunscreens.
  Fragrance - a variety of fragrance products.

The Aveda products that we sell are sold directly to a broad consumer base for personal use.

Marketing and Sales

The target market for the salons is 70% female and 30% male. We seek customers with high expectations for products and services at a reasonable cost. Our average customer in Salt Lake City is expected to visit the salon seven to nine times per year, spending an average of $47 on services and purchasing $15 of Aveda products with each visit. The salons’ primary marketing efforts are referrals from our existing customer base supplemented by carefully selected advertising campaigns.

Our combined locations reported gross revenues of $548,120 and $518,404 for the three months ended June 30, 2010 and June 30, 2009, respectively and $1,056,281 and $1,002,345 for the six months ended June 30, 2010 and June 30, 2009, respectively. Our combined locations reported gross revenues of $2,044,351 for fiscal 2009 and $2,127,845 for fiscal 2008.

Competition

Our primary competition comes from salons offering excellent customer service in the Salt Lake area market. The salons which we have identified as offering this level of service include Lunatic Fringe, Salon Zazou, and Salon RZ. We are also in competition with large scale hair cutting operations such as

Great Clips, Supercuts, and Fantastic Sams, although these operations do not compete in offering the extra services and products that we offer.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements and Labor Contracts

The Company currently has no patents, trademarks, licenses, franchises, or concessions other than its “Landis” trademark.

The Company is not subject to any labor contracts.

Employees

As of June 30, 2010, we employed approximately 50 individuals, with approximately 48 providing salon services and two in management, administration and finance. None of our employees are represented by labor unions and we have experienced no work stoppages. We believe that management and employees have good relations.

Government Regulation

The Company believes that it is currently in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, we believe that compliance with such applicable laws, rules, regulations and requirements does not impose a material impediment on our ability to conduct business.

Health and Safety

We are subject to various state and local laws affecting our business as well as a variety of regulatory provisions relating to the conduct of our beauty salon related business, including health and safety. Our salon business is subject to state board regulations and state licensing requirements for our stylists and our salon procedures. The government regulations that most impact our day-to-day operations are the labor and employment and taxation laws to which most retailers are typically subject. We are also subject to typical advertising and consumer protection laws. However, such laws have not had, and we do not expect such laws to have, a significant effect on our operations.

and regulation could negatively affect the economy which in turn could have a material adverse effect on our business, financial condition, and results of operations.

Where You Can Get Additional Information

We will be filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy our reports or other filings made with the Commission at the Commission’s Public Reference Room, located at 100 F Street, N.W., Washington, D.C., 20549. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also access these reports and other filings electronically on the Commission’s web site, www.sec.gov.

ITEM 1A.

RISK FACTORS

Our business faces many risks. Described below are what we believe to be the material risks that we face. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer.

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We have limited capital. Because we do not have sufficient working capital for continued operations for at least the next 12 months our continued existence is dependent upon us sustaining operating profitability or obtaining the necessary capital to meet our expenditures. Our operating capital requirements, in excess of what is generated from operations, for the next 12 months are approximately $500,000. This consists of $1,000 to close our Bountiful salon, $250,000 to open our new salon location in Salt Lake City, which is part of our current term expansion plan, and approximately $249,000 for general and administrative costs. At this time, we are still in the process of identifying future salon locations within the Salt Lake valley. The funding for our operations will primarily come from private investors purchasing our Preferred stock as well as obtaining traditional lines of credit and loans to finance equipment, furniture, leasehold improvements and operations. We cannot assure you that we will be able to generate sufficient sales or raise adequate capital to meet our future working capital needs.

The voting control held by Nexia Holdings Inc. creates an anti-takeover or change of control limitation. Nexia currently holds voting control of the Company through its ownership of Super voting preferred stock.

The 5,850,000 shares of Supervoting Preferred Stock (10 votes for each share) held by Nexia combined with the 50,000,000 shares of common stock held by its subsidiary Diversified Holdings I, Inc. provide Nexia with voting control over any proposal requiring a vote of the shareholders. Through its ownership of the preferred voting shares and the common stock held by Diversified I it holds voting rights equal to 108,500,000 shares of common stock. This effectively gives Nexia a veto over any attempt to take over or change control of the Company. Such an event would include a vote by the board of directors to conduct a reverse or forward split of the common stock. The shares held by Nexia thus have a strong anti-takeover effect. The interests of Nexia may not always conform to the interests of the common stockholders, in general, and thus its voting rights may not always be exercised in the best interests of the common stockholders of the Company.

Our business and our industry are affected by cyclical factors in the State of Utah, including the risk of a prolonged recession.

Our financial results are substantially dependent upon overall economic conditions in the State of Utah. General economic factors that are beyond our control, such as interest rates, recession, inflation, deflation, tax rates and policy, energy costs, unemployment trends, and other matters that influence consumer confidence and spending, may impact our business. In particular, visitation patterns to our salons can be adversely impacted by increases in unemployment rates and decreases in discretionary income levels.

A prolonged or a deepening recession in the United States, specifically in Utah, could substantially decrease the demand for our products and services below current levels and adversely affect our business. Our industry has historically been vulnerable to significant declines in consumption and product and service pricing during prolonged periods of economic downturn such as at present.

Recessions and other periods of economic dislocation typically result in a lower level of discretionary income for consumers. To the extent discretionary income declines, consumers may be more likely to reduce discretionary spending. This could result in our salon customers foregoing salon treatments or using home treatments as a substitute.

We believe that the economic downturn slightly affected our financial results for the fiscal year ended December 31, 2009, with a decline in sales from the previous year. However, we have seen sales in the first half of fiscal 2010 increase slightly from the first half of fiscal 2009. If economic conditions result in negative sales in future periods and we are unable to offset the impact with operational savings, our financial results may be further affected.

If we cannot improve same-store sales our business and results of operations may be affected.

Our success depends, in part, upon our ability to improve sales, as well as both gross margins and operating margins. A variety of factors affect comparable sales, including fashion trends, competition, current economic conditions, changes in our product assortment, the success of marketing programs and weather conditions. These factors may cause our comparable sales results to differ materially from prior periods and from our expectations. If we are unable to improve our comparable sales on a long-term basis or offset the impact with operational savings, our financial results may be affected.

Changes in our key relationships may adversely affect our operating results.

We maintain key relationships with certain companies, including Aveda. Termination or modification of any of these relationships could significantly reduce our revenues and have a material and adverse impact on our business, our operating results and our ability to expand.

Changes in fashion trends may impact our revenue.

Changes in consumer tastes and fashion trends can have an impact on our financial performance. For example, trends in wearing longer hair may reduce the number of visits to, and therefore, sales at our salons.

We are dependent on key personnel, specifically Richard Surber, our President and CEO.

We are dependent on the services of Richard Surber, our President, CEO, and a director. The Company does not have an employment agreement with Mr. Surber, and losing his services would likely have an adverse effect on our ability to conduct business. Mr. Surber is currently employed by other businesses, and he will only allocate a portion of his time (estimated at an average of 30 hours per week) to the business of the Company. Therefore, there is a risk that he might not devote enough time to the Company in fulfilling our business plan.

The salon operations are dependent on key personnel.

The operations of the two salons are dependent on the day to day management of current staff at those locations who work in the salons and train their personnel. Losing the services of these long term employees would likely have an adverse effect on the operations and business development of the salons.

Our success depends on our ability to attract and retain trained stylists in order to support our existing salon business and to staff future expansion.

The salons are actively recruiting qualified candidates to fill stylist positions. There is substantial competition for experienced personnel in this area, which we expect to continue. We will compete for experienced candidates with companies who have substantially greater financial resources than we do. If we fail to attract, motivate and retain qualified stylists, it could harm our business and limit our ability to be successful and hamper expansion plans. For example, we will depend upon the expertise and training abilities of our current staff and management at the salons. Since we do not maintain insurance policies on any of our employees, if we lose the services of any key officers or employees it could harm our business and results of operations.

Changes in regulatory and statutory laws may result in increased costs to our business.

Our financial results can be adversely impacted by regulatory or statutory changes in laws. Due to the number of people we employ, laws that increase costs to provide employee benefits may result in additional costs to our business. Compliance with new, complex and changing laws may cause our expenses to increase. In addition, any non-compliance with these laws could result in fines, product recalls and enforcement actions or otherwise restrict our ability to market certain products, which could adversely affect our business, financial condition and results of operations.

If we are not able to successfully compete in our business segments, our financial results may be affected.

Competition on a market by market basis remains strong. Therefore, our ability to raise prices in certain markets can be adversely impacted by this competition. If we are not able to raise prices, our ability to grow same-store sales and increase our revenue and earnings may be impaired.

We face significant competition in the salon business, which could harm our sales and profitability.

The primary competition to our operations comes from salons offering excellent customer service in the Salt Lake Area market. We have identified our main competitors as Lunatic Fringe, Salon Zazou and Salon RZ. We are also in competition with large scale hair cutting operations such as Great Clips, Supercuts, and Fantastic Sams, though these operations do not compete in offering the high-end services and products of our salons.

The loss of the Aveda™ line of products would damage the operation of our salons and have a significant and negative impact on our ability to operate and generate revenues.

Our salons offer the Aveda™ line of products, which are used exclusively in the services provided to customers of the salon and offered for retail sale at the salon location. Loss of the Aveda™ product line would have a significant and negative impact on the operation of the salons and their ability to generate revenues from either retail sales of health and beauty products or from providing services to consumers at the salon. We believe that the high quality and reputation of this line of products is key to our current operations and future success.

Changes in manufacturers' choice of distribution channels may negatively affect our revenues.

The retail products that we sell are licensed to be carried exclusively by professional salons. The products we purchase for sale in our salons are purchased pursuant to purchase orders, as opposed to long-term contracts, and generally can be terminated by the producer without much advance notice. Should the various product manufacturers decide to utilize other distribution channels, such as large discount retailers, it could negatively impact the revenue earned from product sales.

If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions or private litigation and our reputation could suffer.

The nature of our business involves processing, transmission and storage of personal information about our customers. If we experience a data security breach, we could be exposed to government enforcement actions and private litigation. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop visiting our salons altogether. Such events could lead to lost future sales and adversely affect our results of operations.

Our stock price may be volatile.

The market price of our common stock is highly volatile and fluctuates widely in price in response to various factors, many of which are beyond our control, including the following:

  significant dilution;
  our services or our competitors;
  additions or departures of key personnel;
  our ability to execute our business plan;
  operating results that fall below expectations;
  loss of any strategic relationship;
  economic and other external factors; and
  period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Investors bear a risk that a liquid market may never develop and as a result, you may not be able to buy or sell our securities at the times you may wish and market liquidity may be limited.

Even though our securities are quoted on the “Pink Sheets,” that may not permit our investors to sell securities when and in the manner that they wish. There is not currently a significant volume of shares trading in the Company’s common stock and there may never be sufficient volume to create a liquid market such as to allow all shareholders to sell or buy shares whenever they desire. A liquid market for the sale of shares of the Companies securities may never develop.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company there will be substantial penalties that could be imposed upon us if we fail to comply with regulatory requirements. In particular, under Section 404 of the Sarbanes-Oxley Act of 2002 we will be required, beginning with our fiscal year ending December 31, 2010, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2010. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Our common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

Our common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

ITEM 2.

FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

Not required.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Form 10/A contain forward-looking statements that involve risks and uncertainties. Forward-looking statements can also be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include but are not limited to those discussed in the subsection entitled Forward-Looking Statements and Factors That May Affect Future Results and Financial Condition below. The following discussion should be read in conjunction with our financial statements and notes thereto included in this Form 10/A. Our fiscal year end is December 31.

Overview

We operate two full-service hair and retail salons through our wholly owned subsidiaries, Landis Salons, Inc., and Newby Salon, LLC and intend to open an additional location through our wholly owned subsidiary, Landis Salons II, Inc., before the end of this year. On July 20, 2010, we determined that Newby Salon, LLC did not meet our operational performance measurements or real estate requirements and was closed on August 9, 2010. From August 9, 2010 through the date we open Landis Salons II, Inc., which is expected to open on September 15, 2010, we will be operating one salon. Each of our salons features the Aveda™ line of products.

Business Strategy

Our business strategy is to increase same-store sales of services and products, increase operational efficiencies and open additional locations. Our 5 year plan is to open up to 4 additional salons in Salt Lake City Utah and the surrounding areas before expanding our presence nationwide. Our national growth plan provides for additional salon locations in geographic markets which have not been identified at this time.

Our business strategy of opening additional salon locations requires growth capital and talented employees. In order to provide sufficient capital to achieve our growth plan, we intend on raising capital through both debt and equity markets as well as using equity to attract and retain talented employees.

Becoming a publicly reporting company provides investors with an exit strategy in the event that their investment choices or levels of risk tolerance change over time. We feel that this enhances our ability to attract investors to our company which in turn brings liquidity to the market for our shareholders.

Management has evaluated the increased expense of being a publicly reporting company and has estimated that operating expenses could increase up to $100,000 per year.

Results of Operations

Prior to the acquisitions of the Landis and Newby salons on April 30, 2008, from DHI, a wholly-owned subsidiary of Nexia, we were a holding company. Since the transactions involving Landis and Newby occurred between entities that shared the same parent, Nexia, such transactions were not considered business combinations as there was no change in control at the parent level. We have therefore combined the financial statements of the commonly controlled entities retrospectively, as if the transactions had occurred at January 1, 2008 so that the results of operations included in this Form 10/A reflect a full year of operations for both Landis and Newby for the period ended December 31, 2008.

The following discussion examines our results of operations and financial condition based on our consolidated financial statements for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008.

Revenue

Three months ended June 30, 2010 and 2009

Revenue for the three months ended June 30, 2010, increased to $548,120 from $518,404 for the three months ended June 30, 2009, an increase of 6%. We believe that the increase in revenue over the comparative quarterly periods is primarily attributed to an increase in the number of services provided and an increase in the price of services offered.

	Three Months Ended
	June 30,	June 30,
	2010	2009	Change
Services	$409,578	$374,522	$35,056
Product	138,542	143,882	(5,340)
Total revenue	$548,120	$518,404	$29,716

Six months ended June 30, 2010 and 2009

Revenue for the six months ended June 30, 2010, increased to $1,056,281 from $1,002,345 for the six months ended June 30, 2009, an increase of 5%. We believe that the increase in revenue over the comparative periods is primarily attributed to an increase in the number of services provided and an increase in the price of services offered.

	Six Months Ended
	June 30,	June 30,
	2010	2009	Change
Services	$782,816	$721,939	$60,877
Product	273,465	280,406	(6,941)
Total revenue	$1,056,281	$1,002,345	$53,936

Years ended December 31, 2009 and 2008

Revenue for the year ended December 31, 2009, decreased to $2,044,351 from $2,127,845 for the year ended December 31, 2008, a decrease of 4%. This decrease is due to a decrease in the sale of services to $1,469,674 from $1,573,758 over the comparable annual periods. Sale of products increased to $574,677 from $554,087 over the comparable annual periods. We believe that the decline in revenue over the comparative annual periods is primarily due to lower consumer spending as a result of a decline in the overall macroeconomic environment during 2009.

Costs and Expenses

Three months ended June 30, 2010 and 2009

Costs of revenue for the three months ended June 30, 2010, decreased to $279,097 from $301,766 for the three months ended June 30, 2009, a decrease of 8%. This decrease over the comparable quarterly periods is primarily attributable to an increased effort in reducing the cost of providing services.

Cost of services for the three months ended June 30, 2010, decreased to $205,170 from $224,830 for the three months ended June 30, 2009. Cost of products for the three months ended June 30, 2010, decreased to $73,927 from $76,936 for the three months ended June 30, 2009. This decrease over the comparable quarterly period is primarily attributable to a decrease in the number of products sold and an increase in the sales price of the products.

The following table shows cost of revenue as a percentage of related revenue:

	Three Months Ended
	June 30,	June 30,
	2010	2009
Services	50.09%	60.03%
Product	53.36%	53.47%

The following table shows general and administrative expense for the three months ended June 30, 2010 and 2009:

	Three Months Ended
	June 30,		June 30,
	2010		2009	Change
Salaries and wages	$72,776		$68,023	$4,753
Rent	33,426		32,638	788
Advertising	12,644		16,034	(3,390)
Credit card merchant fees	14,192		12,613	1,579
Insurance	14,452		10,769	3,683
Utilities and telephone	6,910		7,254	(344)
Professional services	47,315	-	- - -	47,315
Other	12,451		26,163	(13,712)
Total general and administrative expenses	$214,166		$173,494	$40,672

The increase in general and administrative expenses over the comparable quarterly periods is primarily due to increases in Professional services partially offset by a decrease in Salaries and wages and Other general and administrative expenses. Professional services increased as a result of audit and review services provided during the three months ended June 30, 2010. Other general and administrative expenses decreased as a result of increased operating efficiencies and efforts in reducing discretionary spending. Other general and administrative expenses are individually insignificant and include dues and subscriptions, finance charges, office expense, repairs and maintenance, travel and transfer agent expenses.

Depreciation and amortization expense for the three months ended June 30, 2010, decreased to $13,666 from $23,188 for the three months ended June 30, 2009. The decrease is due to fixed assets becoming fully depreciated between the comparative periods.

Six Months ended June 30, 2010 and 2009

Costs of revenue for the six months ended June 30, 2010, increased to $589,018 from $558,829 for the six months ended June 30, 2009, an increase of 5%.

Cost of services for the six months ended June 30, 2010, increased to $442,694 from $412,694 for the six months ended June 30, 2009. Cost of products for the six months ended June 30, 2010, increased to $146,324 from $146,135 for the six months ended June 30, 2009.

The following table shows cost of revenue as a percentage of related revenue:

	Six Months Ended
	June 30,	June 30,
	2010	2009
Services	56.55%	57.16%
Product	53.51%	52.12%

The following table shows general and administrative expense for the six months ended June 30, 2010 and 2009:

	Six Months Ended
	June 30,	June 30,
	2010	2009	Change
Salaries and wages	$139,891	$137,525	$2,366
Rent	66,294	67,629	(1,335)
Advertising	32,604	30,835	1,769
Credit card merchant fees	27,180	24,595	2,585
Insurance	25,389	21,704	3,685
Utilities and telephone	16,197	15,204	993
Professional services	70,815	8,750	62,065
Other	60,849	48,723	12,125
Total general and administrative expenses	$439,219	$354,965	$84,253

The increase in general and administrative expense over the comparable six month periods is primarily due to an increase in Professional services and Other general and administrative expenses partially offset by a decrease in Salaries and wages. Professional services increased as a result of audit and review services provided during the six months ended June 30, 2010. Other general and administrative expenses are individually insignificant and include dues and subscriptions, finance charges, office expense, repairs and maintenance, travel and transfer agent expenses.

Depreciation and amortization expense for the six months ended June 30, 2010, decreased to $38,811 from $46,377 for the six months ended June 30, 2009. The decrease is due to fixed assets becoming fully depreciated between the comparative periods.

Years ended December 31, 2009 and 2008

Costs and expenses for the year ended December 31, 2009, decreased to $1,927,483 from $3,043,035 for the year ended December 31, 2008, a decrease of 37%. This decrease over the comparable annual periods is primarily attributable to a decrease in stock based compensation to $0 from $925,000 for the year ended December 31, 2008 due to a non-recurring non-cash expense for stock-based compensation incurred on the issuance of preferred stock and a decrease in general and administrative expenses.

Cost of services for the year ended December 31, 2009, decreased to $860,827 from $872,380 for the year ended December 31, 2008. Cost of products for the year ended December 31, 2009, decreased to $296,271 from $313,549 for the year ended December 31, 2008.

The following table shows cost of revenue as a percentage of related revenue:

	Years Ended
	December 31,	December 31,
	2009	2008
Services	58.57%	55.43%
Product	51.55%	56.59%

The following table shows general and administrative expense for the years ended December 31, 2009 and 2008:

	Years Ended
	December 31,	December 31,
	2009	2008	Change
Salaries and wages	$235,798	$308,017	$(72,219)
Rent	133,976	123,843	10,133
Advertising	67,565	117,551	(49,986)
Credit card merchant fees	51,335	45,612	5,723
Insurance	38,396	34,466	3,930
Utilities and telephone	29,683	31,619	(1,936)
Professional services	11,583	14,800	(3,217)
Other	87,996	171,934	(83,938)
Total general and administrative expenses	$656,332	$847,842	$(191,510)

The decrease in general and administrative expense over the comparable annual periods is primarily due to decreases in Salaries and wages, Advertising, and Other general and administrative expenses. The decrease in Salaries and wages is primarily due to a reduction in administrative personnel. Advertising and Other general and administrative expense decreased primarily due to increased operating efficiencies and efforts in reducing discretionary spending. Other general and administrative expenses are individually insignificant and include dues and subscriptions, finance charges, office expense, repairs and maintenance, travel and transfer agent expenses.

Depreciation and amortization expense for the year ended December 31, 2009, increased to $114,053 from $84,264 for the year ended December 31, 2008.

Other Expenses, net

Three months ended June 30, 2010 and 2009

Other expenses, net for the three months ended June 30, 2010, increased to $67,165 from $56,184 for the three months ended June 30, 2009, an increase of 20%. This increase over the comparable quarterly periods is primarily due to a decrease of $6,263 on gain on sale of securities and an increase of $3,089 of other expenses. We recorded a gain on the sale of our investment in BizAuctions, Inc. of $6,263 during the three months ended June 30, 2009.

Six months ended June 30, 2010 and 2009

Other expenses, net for the six months ended June 30, 2010, decreased to $88,916 from $120,756 for the six months ended June 30, 2009, a decrease of 26%. This decrease over the comparable six month periods is primarily due to an increase of $35,924 of other income related to a settlement agreement completed during the six months ended June 30, 2010.

Years ended December 31, 2009 and 2008

Other expenses, net for the year ended December 31, 2009, decreased to $502,028 from $782,552 for the year ended December 31, 2008, a decrease of 36%. This decrease over the comparable annual periods is primarily due to a decrease in the impairment on marketable securities offset by an increase in interest expense. Interest expense for the year ended December 31, 2009, increased to $262,433 from $14,934 for the year ended December 31, 2008. The increase can be mostly attributed to the accrual of interest on the 8% convertible debenture issued on December 30, 2008 which interest increased to $240,000 from $1,315 over the comparable periods. The write-down in the carrying value of our available-for-sale marketable securities as discussed in note 5 to the consolidated financial statements, a non-recurring non-cash expense, for the year ended December 31, 2009, decreased to $250,000 from $807,721 for the year ended December 31, 2008 while the gain on the sale of securities, decreased to $1,584 from $39,724 for the year ended December 31, 2008. Other income for the year ended December 31, 2009, increased to $8,821 from $379 for prior annual period.

Net Losses

Three months ended June 30, 2010 and 2009

Our net loss for the three months ended June 30, 2010, decreased to $25,974 from $91,425 for the three months ended June 30, 2009, a decrease of 72%. This decrease is primarily due to a decrease of $42,173 of loss on sale of securities, an increase of $29,716 in total revenue and a decrease of $19,660 of cost of services partially offset by an increase of $40,672 of general and administrative expenses.

Six months ended June 30, 2010 and 2009

Our net loss for the six months ended June 30, 2010, decreased to $99,683 from $143,207 for the six months ended June 30, 2009, a decrease of 30%. This decrease is primarily due to a decrease of $46,852 of loss on sale of securities, an increase of $53,936 in total revenue and an increase of $35,924 of other income partially offset by an increase of $84,253 of general and administrative expenses.

Years ended December 31, 2009 and 2008

The net loss for the year ended December 31, 2009, decreased to $385,160 from $1,697,742 for the year ended December 31, 2008, a decrease of 77%. This decrease is primarily due to a decrease of $925,000 in stock-based compensation and $191,510 in general and administrative expense.

Liquidity and Capital Resources

As of June 30, 2010 and December 31, 2009

We had a working capital deficit of $803,243 as of June 30, 2010. Our current assets were $396,311, which consisted of $150,178 in cash, $72,907 in inventory, $1,093 in prepaid expenses and $172,133 in other current assets. Our total assets were $739,413, which included $293,663 in property and equipment (net), and $49,439 in other assets. Our current liabilities were $1,199,554, including $268,378 in accounts payable and accrued expenses, $617,350 due to related parties, and $232,378 in the current portion of notes payable. Our long-term liabilities were $3,080,461. Our total stockholders deficit at June 30, 2010, was $3,540,602.

As a result of the recent decision to close the underperforming Bountiful salon, negative cash flows and recurring losses derived from this salon will be eliminated. Operating capital previously used to support this salon will be redirected toward our other salon operations which, we expect, will improve our overall liquidity position.

The costs to close this location have been estimated to be approximately $1,000. These costs include removing signage from the exterior of the building, reprinting promotional material to remove the Bountiful location address and updating the company website to remove the Bountiful salon service menu and contact information.

Years ended December 31, 2009 and 2008

We had a working capital deficit of $796,863 as of December 31, 2009. Our current assets were $145,691, which consisted of $33,656 in cash, $93,035 in inventory, and $19,000 in a note receivable. Our total assets were $438,833, which included $269,388 in property and equipment (net), and $23,754 in other assets. Our current liabilities were $942,554, including $452,719 in accounts payable and accrued expenses, $229,828 due to related parties, and $205,535 in the current portion of notes payable. Our long-term liabilities were $3,044,555. Our total stockholders deficit at December 31, 2009, was $3,548,276.

Cash Flows from Operating Activities

Cash flows from operating activities include net loss, adjusted for certain non-cash charges, as well changes in the balances of certain assets and liabilities.

Six months ended June 30, 2010 and 2009

Net cash used in operating activities for the six months ended June 30, 2010, was $67,081 as compared to cash provided by operating activities of $67,735 for the six months ended June 30, 2009. The increase in cash used in operating activities over the comparable periods is primarily due to payments made on accounts payable and accrued liabilities and the increase in other assets.

Years ended December 31, 2009 and 2008

Cash flow provided by operating activities for the year ended December 31, 2009, was $148,814 as compared to cash flow used in operating activities of $121,362 for the year ended December 31, 2008. This transition to cash flow provided by operating activities is primarily due to a decrease in our net loss of $1,312,582 and an increase of $469,009 of accounts payable and accrued liabilities, partially offset by a decrease of $925,000 in stock-based compensation, a write-down of marketable securities of $557,721, and an increase of $110,662 due to related parties.

We expect to increase cash provided by operating activities over the next twelve months by executing our business strategy of increasing operational efficiencies, reduce discretionary spending and opening an additional salon. As a result of the recent decision to close the underperforming Bountiful salon location, we anticipate decreasing our net loss which has had a negative impact on cash flows from operating activities. As additional locations are opened, we hope to achieve economies of scale by operating multiple salons with minimal general and administrative staff and expenses.

Cash Flows from Investing Activities

Six months ended June 30, 2010 and 2009

Cash flow used in investing activities for the six months ended June 30, 2010, was $67,397 as compared to cash flow provided by investing activities of $7,886 for the three months ended June 30, 2009. The transition to cash flows used in investing activities is primarily to due to an increase in purchases of equipment for use in the salons and the purchase of a five year certificate of deposit bearing interest at the rate of 2.96% per year.

We expect to continue our investing activities, including purchasing both property and equipment for an additional salon location.

Years ended December 31, 2009 and 2008

Cash flow used in investing activities for the year ended December 31, 2009, was $52,721 as compared cash flow provided by investing activities of $90,323 for the year ended December 31, 2008. The transition to cash flow used in investing activities over the comparable periods is due to increased purchases of property and equipment for the salons, a decrease in proceeds from the sale of marketable securities, and a decrease in cash related to obtaining a controlling interest in our salons.

We expect to continue our investing activities, including purchasing both property and equipment for an additional salon location and making both short and long-term equity investments.

Cash Flows from Financing Activities

Six months ended June 30, 2010 and 2009

Cash flow provided by financing activities for the six months ended June 30, 2010, was $251,000 as compared to cash flow used in financing activities of $89,231 for the six months ended June 30, 2009. The transition to cash flow provided by financing activities over the comparable periods is due to decreases of payments on bank loans in the current period, which decrease was offset by the proceeds from the issuance of preferred stock and the proceeds from the Salt Lake City Corporation loan. See Note 6 of the Notes to Consolidated Financial Statements for additional information on the loan from Salt Lake City Corporation.

We expect to continue to use cash flow from financing activities in the near term as necessary to expand operations as described in the Business Strategy section above.

Years ended December 31, 2009 and 2008

Cash flow used in financing activities for the year ended December 31, 2009, was $92,227 as compared to cash flow provided by financing activities of $59,829 for the year ended December 31, 2008. The transition to cash flow used in financing over the comparable periods is due to a decrease in proceeds from bank loans and an increase in payments made on bank loans.

We expect to continue to use cash flow from financing activities in the near term as necessary to expand operations as described in the Business Strategy section above.

Other Factors Affecting Liquidity and Capital Resources

We have insufficient current assets to meet our current liabilities due to negative working capital of $803,243 as of June 30, 2010. Historically, we have funded our cash needs from a combination of revenues, carried payables, sales of equity, and debt transactions. Since we are not currently realizing net cash flows from our business, we may need to seek financing to continue our operations. Prospective sources of funding could include shareholder loans, equity sales or loans from other sources though no assurance can be given that such sources would be available or that any commitment of support is forthcoming to date.

We do not intend to pay cash dividends in the foreseeable future.

On June 15, 2010 we executed a ten year lease to open an additional location in Salt Lake City which commitment will require future material capital expenditures.

On October 27, 2008, we adopted The 2008 Benefit Plan of Green Endeavors, Ltd. (the “Plan”) pursuant to which the Company may issue stock, or grant options to acquire our Voting Common Stock, par value $0.001 or our Series B Preferred Stock, par value $0.001(the “Stock”), to employees of the Company or its subsidiaries, on the terms and conditions set forth in the Plan (“Benefits”). The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of contributing to the future success of the Company. In addition, at the discretion of the board of directors, Benefits may be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services are rendered and such services are not in connection with the offer or sale of securities in a capital-raising transaction. No Stock may be issued, or options granted under the Plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for our securities. The Company had issued 185,000 shares of Voting Common Stock pursuant to the Plan as of June 30, 2010.

We have no contractual commitment with any of our officers or directors.

We expect to purchase property or equipment for an additional salon location. We are currently seeking and analyzing equipment loans and capital leasing options to fund a significant portion of the equipment needed.

We expect to hire in the range of 20 to 30 stylists in the next six months to staff an additional salon location. The operating funds needed to carry out this plan will be generated through equity or debt financing.

Going Concern

Our audit expressed substantial doubt as to our ability to continue as a going concern as a result of reoccurring losses and negative working capital. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans to address our ability to continue as a going concern and to finance the operating and capital requirements include the following:

  Raise additional funds through equity financing;
  Obtain equipment financing and/or enter into capital leasing agreements;
  Negotiate with creditors and suppliers to grant extensions or defer payments; and
  Seek loans or advances from officers of the Company.

While we are making our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

Impact of Inflation

We compensate some of our salon employees with percentage commissions based on sales they generate.

Accordingly, this provides us certain protection against inflationary increases, as payroll expense is a variable cost of sales. In addition, we may increase pricing in our salons to offset any significant increases in wages and cost of services provided. Therefore, we do not believe inflation has had a significant impact on the results of our operations.

Off-Balance Sheet Arrangements

As of June 30, 2010, December 31, 2009, and December 31, 2008, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles, or “GAAP,” is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our consolidated financial statements.

Recent Accounting Pronouncements

Please see Note 2 to our consolidated financial statements for the three and six months ended June 30, 2010, included in this Form 10/A for recent accounting pronouncements.

Forward-Looking Statements and Factors That May Affect Future Results and Financial Condition

The statements contained in the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Form 10/A, with the exception of historical facts, are forward-looking statements. Forward-looking statements reflect our current expectations and beliefs regarding our future results of operations, performance, and achievements. These statements are subject to risks and uncertainties and are based upon assumptions and beliefs that may or may not materialize. These statements include, but are not limited to, statements concerning:

  our financial performance and business plan;
  the sufficiency of existing capital resources;
  our ability to raise additional capital to fund cash requirements for operations;
  uncertainties related to the Company’s business prospects;
  our ability to generate revenues from operations;
  the volatility of the stock market; and
  general economic conditions.

We wish to caution readers that our operating results are subject to various risks and uncertainties that could cause our actual results to differ materially from those discussed or anticipated including the factors set forth in the section entitled Risk Factors included elsewhere in this Form 10/A. We also wish to advise readers not to place any undue reliance on the forward looking statements contained in this filing, which reflect our beliefs and expectations only as of the date of this Form 10/A. We assume no obligation to update or revise these forward looking statements to reflect new events or circumstances or any changes in our beliefs or expectations, other than as required by law.

Stock-Based Compensation

We have adopted Accounting Standards Codification Topic (“ASC”) 718, formerly SFAS No. 123 (revised 2004) (SFAS No. 123R), Share-Based Payment, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.

We account for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services.

Critical Accounting Policies

In Note 2 of the notes to the audited consolidated financial statements for the Company for the period ended June 30, 2010 and the years ended December 31, 2009 and 2008 included in this Form 10/A, the Company discussed those accounting policies that are considered to be significant in determining the results of operations and financial position. The Company’s management believes that their accounting principles conform to accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities. The actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue is recognized at the time the service is performed or the product is delivered.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required.

ITEM 3.

PROPERTIES

We lease three facilities in Utah for our operations. We believe that these facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate any expansion of our operations.

Our flagship Salt Lake City facility is located at 1298 South 900 East. This lease is for a 4,000 square foot free standing commercial building with a preliminary term of ten years beginning October 1, 2005, and the lease provides for one five year extended term.

Our Bountiful facility is located at 3379 South Orchard Drive. This lease is for a 2,500 square foot commercial space in a strip-mall with a term of five years beginning August 16, 2005. This lease expires on August 15, 2010. We have determined that this salon does not meet our operational performance measurements or real estate requirements and will be closed on or before the lease term expires.

Our new Salt Lake City facility is located at 600 North 300 West. This lease is for a 3,000 square foot commercial building with a term of ten years beginning on September 15, 2010.

Rent expense for the years ended December 31, 2009 and 2008 was $133,976 and $123,848, respectively.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's stock with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of July 30, 2010, there were 70,879,130 shares of common stock issued and outstanding.

Amount &
Nature of
				Beneficial		Percent of
	Title of Class	Name and Address of Beneficial Owner		Ownership		Class
	Super voting	Nexia Holdings, Inc.
	Preferred ($0.001 par	59 West 100 South, Second Floor
	value)	Salt Lake City, Utah 84101	(1)	5,850,000		100%
	Preferred Series	Richard Surber, President & Director
	"B" Stock	59 West 100 South, Second Floor
	($0.001par value)	Salt Lake City, Utah 84101		50,000		26.12%
	Voting Common	Richard Surber, President, CEO & Director
	Stock	59 West 100 South, Second Floor
	($0.001 par value)	Salt Lake City, Utah 84101		144,325	<	1%
	Voting Common	Richard G. Clegg, CFO & Director
	Stock	59 West 100 South, Second Floor
	($0.001 par value)	Salt Lake City, Utah 84101	-	- - -	-	- - -
	Voting Common	Logan Fast, Vice President & Director
	Stock	59 West 100 South, Second Floor
	($0.001 par value)	Salt Lake City, Utah 84101	-	- - -	-	- - -
	Voting Common	AmeriResource Technologies, Inc.
Stock	($0.001 par	3440 E. Russell Road, Suite 89120
	value)	Las Vegas, Nevada 89120		5,000,001		7.05%
	Voting Common	Diversified Holdings I, Inc.
	Stock	59 West 100 South, Second Floor
	($0.001 par value)	Salt Lake City, Utah 84101	(1)	50,000,000		70.54%
	Voting Common	Directors and Executive Officers as a Group
Stock
	($0.001 par value)			144,325	<	1%
	(1)	Richard Surber is the President and CEO of Nexia and Diversified Holdings I, Inc.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of the Company’s directors and executive officers:

Name	Age	Positions and Offices
Richard D. Surber	37	President, CEO and director
Richard G. Clegg	35	CFO and director
Logan C. Fast	23	Vice president and director

Richard D. Surber was appointed as president and CEO and to the board of the Company in September of 2007 and served in this capacity through May 26, 2009. Mr. Surber was again appointed as CEO in March 2010. Mr. Surber graduated from the University of Utah with a Bachelor of Science degree in Finance and then with a Juris Doctorate with an emphasis in corporate law, including securities, taxation and bankruptcy. He has served as President and Director of Nexia, the Company’s parent, since May of 1999. He has been an officer and director of several public companies. Mr. Surber holds 50,000 shares of Series B Preferred stock and 144,325 shares of Voting Common stock of the Company.

Richard G. Clegg was appointed as CEO and to the board of the Company on May 27, 2009, and in March of 2010 Mr. Clegg resigned as CEO and was appointed as CFO. Mr. Clegg is a licensed Certified Public Accountant in the state of Utah. He graduated from Westminster College with a Masters of Business Administration and a Bachelor of Science degree in Accounting from the University of Utah. From October 2005 to April 2010, Mr. Clegg was an accounting supervisor at Cadence Design Systems, Inc. with responsibilities in corporate accounting and financial reporting. From June 1999 to October 2005, Mr. Clegg was employed by Chisholm, Bierwolf & Nilson, a Salt Lake City public accounting firm, as a senior auditor. Mr. Clegg does not hold any position as officer or director of any other publicly held company and as of July 7, 2010 holds 25,000 shares of Series B Preferred stock of the Company.

Logan C. Fast was appointed as vice president and director on August 28, 2008. Mr. Fast has been working at Landis Salons since 2005 as a stylist and is currently working as a grand salon stylist. Mr. Fast is a licensed instructor at the Landis Salon locations operated by the Company. He has received extensive Aveda based training, is a trained Aveda color “purefessional” and is currently authorized to act as an instructor in Aveda practices. His practical experience in the salon field is a strong addition to the board of directors. Mr. Fast does not hold any position as officer or director of any other publicly held company.

Term of Office

Our directors have been elected or appointed to the board of directors for three year terms, until the next meeting of our shareholders, or until removed in accordance with our bylaws. Our executive officers were appointed by the board of directors and hold office at the discretion of the board.

Family Relationships

There are no family relationships between or among the directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors Committees

The board of directors has not established an audit committee. An audit committee typically reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendations and performance of independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, the Company will be required to establish an audit committee.

The board of directors has not established a compensation committee.

Security Holders Recommendations to Board of Directors

We do not currently have a process for security holders to send communications to the board of directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our CEO, Mr. Surber, at our executive offices. While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the Commission so that all shareholders have access to information about us at the same time. Mr. Surber collects and evaluates all shareholder communications. If the communication is directed to the board of directors generally or to a specific director, Mr. Surber will disseminate the communications to the appropriate party at the next scheduled board of directors meeting. If the communication requires a more urgent response, Mr. Surber will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

ITEM 6.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objective of the Company’s compensation program is to incentivize our executive officers for services rendered with salaries, fees and shares. We utilize these forms of compensation because we feel that these compensatory elements are appropriate to retain and motivate our executive officers. The amounts we have deemed appropriate for the Company to compensate our executive officers were determined on a comprehensive basis in light of the fact that each of our executive officers provide and are compensated for services rendered to our parent company or its affiliates. We expect to expand our current compensatory program at such time as the Company’s results of operations permit the payment of additional consideration.

Executive compensation for the periods ended December 31, 2009 and 2008 to our chief executive officer were $13,000 and $256,814 respectively. Executive compensation for the periods ended December 31, 2009 and 2008 to our chief financial officer were $0 and $0 respectively. The decrease in total executive compensation over the annual periods can be attributed to a stock award provided to our executive officer for his service rendered over a period of several years which was paid during the year ended December 31, 2008. Additional amounts of salary were not paid or incurred over the comparative periods due to financial constraints.

Compensation Practice Risk Analysis

Green has reviewed its compensation practices for its employees, including the named executive officers, and does not believe that they are reasonably likely to have a material adverse effect on its business.

The following table provides summary information for 2009 and 2008 concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of (i) the chief executive officer and the chief financial officer and (ii) any other employee to receive compensation in excess of $100,000.

Executives’ Summary Compensation Table

										Nonqualified
									Non-Equity	Deferred
					Stock		Option	Incentive Plan Compensation			All Other
Name and		Salary		Bonus	Awards		Awards	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)		($)	($)		($)		($)	($)	($)	($)
Richard D. Surber	12/31/2009	13,000	(1)	-	-			-	-	-	-	13,000
CEO, President	12/31/2008	6,814	(1)	- 250,000		(2)		-	-	-	-	256,814
and Director

Richard G. Clegg	12/31/2009	-		-	-			-	-	-	-	-
CFO and Director	12/31/2008	-		-	-			-	-	-	-	-

Logan C. Fast	12/31/2009	50,707	(3)	-	-			-	-	-	-	50,707
Vice President and	12/31/2008	50,511	(3)	- 100,000		(4)		-	-	-	-	150,511
Director

(1)	Wages received for managing salons.
(2)	50,000 shares of Series B Preferred Stock for managing salons during the year ended 2008 and prior years.
(3)	Wages received for services performed as a stylist at the salons.
(4)	20,000 shares of Series B Preferred Stock for services at the salons.

The awards of stock to Mr. Surber and Mr. Fast were made pursuant to the 2008 Stock Benefit Plan of the Company, this plan allows for the Company to award Series B Preferred Stock to employees based upon the services provided by individual employees. The awards were made in full and without limitations at the time the stock was granted and the stock certificates were issued with restrictive legends at the time they were prepared.

Please refer to Note 2 of the notes to the audited consolidated financial statements for the period ended June 30, 2010 and the years ended December 31, 2009 and 2008 included in this Form 10/A for assumptions used in the valuation of stock-awards.

Director Compensation

No set amount of compensation is set for the directors of the Company. Compensation may be paid based upon the time and effort required of directors on an as needed basis.

Director’s Summary Compensation Table

	Fees earned				Non-equity		Nonqualified
	or paid in		Stock	Option	incentive plan		deferred	All other
	cash		awards	Awards	compensation		compensation	compensation	Total
Name	($)		($)	($)	($)		($)	($)	($)
Richard D. Surber	13,000	*	-	-		-	-	-	13,000	*
Richard G. Clegg	-		-	-		-	-	-	-
Logan C. Fast	50,707	*	-	-		-	-	-	50,707	*

*	Compensation for services not related to positions as director.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On June 24, 2010, the Board of Directors approved the purchase of 650,000 shares of Green’s Super voting Preferred stock from AmeriResource Technologies, Inc. in exchange for 52,000 shares of Green’s Series B Preferred stock. The number of Series B Preferred shares issued in this transaction was determined based on one share of Green’s Super voting Preferred stock being equivalent to 10 shares of Common stock and each Series B Preferred share is convertible into $5.00 of Common stock. The shares were valued at $260,000, or $0.04 per share, which was the closing price of the stock on June 23, 2010. The officers and directors for of each company evaluated and approved the transaction as being in the best interest and for the benefit of each entity. Green’s officers and directors include: Richard D. Surber, Richard G. Clegg and Logan C. Fast. AmeriResource Technologies, Inc.’s officers and directors include: Delmar A. Janovec.

On September 30, 2009, the Company entered into an agreement with its parent, Nexia, and its subsidiary Landis, through which the Company agreed to issue a promissory note in the sum of $250,000 to Nexia, payable in 24 months, Nexia agreed to transfer 100,000 shares of Series F Preferred Stock of AmeriResource Technologies, Inc., or AmeriResource, to Landis and Landis issued 1,315,000 shares of its common stock to the Company. Each transfer was valued at $250,000, the promissory note at its face value, 100,000 shares of AmeriResource preferred stock, which was other-than-temporarily impaired subsequent to the transfer, and the Landis shares received by the Company were valued at $250,000 based upon the agreement of the parties and the consideration received in the agreement. The officers and directors for all three entities approved the transfers as being in the best interest and for the benefit of each entity. Nexia’s officers and directors included: Richard D. Surber and Adrienne Bernstein. Green’s officers and directors include: Richard D. Surber, Richard G. Clegg and Logan C. Fast. Landis’ officers and directors include: Richard D. Surber and Logan C. Fast.

On October 27, 2008, the Company issued 50,000 shares of its Series B Preferred Stock to Richard Surber, an officer and director of the Company, as compensation valued at $250,000 and issued 20,000 shares of its Series B Preferred Stock to Logan C. Fast, an officer, director and employee of the Company, as compensation valued at $100,000.

On April 30, 2008, the Company issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture in an aggregate principal face amount of $3,000,000 to DHI in exchange for a controlling interest in Landis and Newby pursuant to the terms and conditions of a stock transfer agreement with Nexia. Interest on the debenture commenced December 30, 2008. DHI has the option, at any time, to convert all or any amount over $10,000 of the principal of the debenture, including accrued interest, into shares of the Company’s common stock at a conversion price equal to 95% of the average closing bid price of the common stock for the three days prior to the date notice is received by the Company. An independent appraisal to determine the market value of the salon operations was obtained prior to the acquisition by the Company. Based upon the information from the appraisal and the internal projections of growth and revenue, the value for the transfer of the two salons ownership was agreed upon at $3,000,000 by Richard D. Surber on behalf of the Company and by Richard D. Surber, Gerald Einhorn and Adrienne Bernstein as directors for the parent of DHI. DHI has since sold $300,000 of the face value of this debenture to third-parties unrelated to the Company.

Director Independence

Our common stock is listed on the Pink Sheets inter-dealer quotation system, which does not have director independence requirements. However, for the purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Accordingly, we do not consider any of our directors to be independent.

ITEM 8.

LEGAL PROCEEDINGS

From time to time, we are involved in various disputes and litigation that arise in the ordinary course of business. If the potential loss from any claim or legal proceeding is considered probable and the amount or the range of loss can be estimated, we accrue a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation matters and may revise estimates.

David Levitt vs. BizAuctions, Corp., BizAuctions, Inc., Green Endeavors, Ltd., AmeriResource Technologies, Inc., Delmar Janovec and Does 1 through 50. Litigation was filed on October 3, 2008 in the Superior Court of the State of California, County of San Diego-South County Division, Case No. 37-2008-00073539-CU-OE-SC. The claim was filed by David Levitt a former independent contractor who provided management services to the operations of the BizAuctions corporations seeking recovery for alleged violations of California employment law, misclassification as an independent contractor, failure to pay minimum wages and overtime wages. The Company has signed off on a settlement agreement in which other defendants have settled the claims of David Levitt and the litigation has been dismissed.

America First Federal Credit Union v Newby Salons, LLC dba Reflections Hair and Image Studio, Anthony W. Newby; Brooke Newby aka Brooke Stevenson; Nexia Holdings, Inc., and Landis Salons, Inc. dba Landis Lifestyle Salon. Litigation was filed in January of 2010 in the Third Judicial District Court in and for Salt Lake County, Salt Lake Department, State of Utah, Civil No. 100901276. The suit has been filed to enforce two loans taken out by Newby. The current amounts alleged to be due are $30,296 and

$15,518. The Company has completed its efforts to secure the property under lien to the plaintiff and Landis and Nexia have been dismissed from the lawsuit. Newby has filed an answer to the claims asserted in the litigation.

Landis Salons, Inc. vs. Matthew James Landis, Individually. Litigation was filed by Landis in May of 2009 in the Third Judicial District Court in and for Salt Lake County, Salt Lake Department, State of Utah, Civil No. 090907435. Suit was filed to seek the transfer of a trademark filed by Mr. Landis; he filed a counterclaim seeking recovery of investments he alleged to have made in the salon. The parties have agreed to settlement terms for the litigation that include the full assignment of the disputed trademark to Landis, payment of company liabilities in the sum of $9,000 charged on Mr. Landis credit cards, a cash payment of $6,000, the delivery of 10,000 shares of Series B Preferred Stock and the delivery of 15,000 shares of common stock of Landis to the Company.

While the outcome of disputes and litigation matters cannot be predicted with any certainty, management does not believe that the outcome of any current matters will have a material adverse effect on our consolidated financial position, liquidity or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is quoted on the Pink Sheets under the symbol "GRNE". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low bid prices for the common stock for the quarters indicated below over the past two year are as follows:

Year	Period Ending	High	Low
		$	$
2008	March 31	0.04	0.01
	June 30	0.02	0.0001
	September 30	0.02	0.0001
	December 31	0.02	0.0001
2009	March 31	0.005	0.001
	June 30	0.005	0.0001
	September 30	0.001	0.0001
	December 31	0.005	0.0001
2010	March 31	0.1	0.005
	June 30	0.082	0.005

Stock Price

As of July 30, 2010, the Company’s closing stock price was $0.026.

Shareholders

As of July 30, 2010, we had approximately 39 record holders of our common stock. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in “street name.” As of July 30, 2010, we had 70,879,130 outstanding shares of Common Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which our securities may be issued as of June 30, 2010.

	Number of				Number of
	securities to				securities
	be issued				remaining
	upon exercise		Weighted-		available for
	of		average exercise		future
	outstanding		price of		issuance
	options,		outstanding		under equity
	warrants		options, warrants compensation
Plan category	and rights		and rights		plans

Equity compensation plans approved by
security holders	- - - -	$	- - - -	-	- - -
Equity compensation plans not approved by
security holders	- - - -		- - - -		1,815,000
Total	- - - -	$	- - - -		1,815,000

On October 27, 2008, we adopted The 2008 Benefit Plan of Green Endeavors, Ltd. (the “Plan”) pursuant to which the Company may issue stock, or grant options to acquire our Voting Common Stock, par value $0.001 or our Series B Preferred Stock, par value $0.001(the “Stock”), to employees of the Company or its subsidiaries, on the terms and conditions set forth in the Plan (“Benefits”). The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of contributing to the future success of the Company. In addition, at the discretion of the board of directors, Benefits may be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services are rendered and such services are not in connection with the offer or sale of securities in a capital-raising transaction. No Stock may be issued, or options granted under the Plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for our securities. The Company had issued 185,000 shares of Voting Common Stock pursuant to the Plan as of June 30, 2010.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the near future. The payment of dividends is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its common stock other than those generally imposed by applicable state law.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Pacific Stock Transfer Company located at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada, 89119 and their telephone number is (702) 361-3033.

Purchases of Equity Securities made by the Issuer and Affiliated Purchasers

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On July 7, 2010 the Board of Directors authorized the issuance of 25,000 shares of restricted Series B Preferred Stock to Richard G. Clegg pursuant to the terms of his employment agreement with a related party, Diversified Holdings I, Inc. The shares were issued pursuant to The 2008 Benefit Plan of Green Endeavors, Ltd. to a natural person, providing bona fide services and not in conjunction with a capital raising transaction, exempt from registration under Rule 701 of the Securities Act of 1933.

On June 24, 2010, the Board of Directors approved the purchase of 650,000 shares of Green’s Super voting Preferred stock from AmeriResource Technologies, Inc., a related party, in exchange for 52,000 shares of Green’s Series B Preferred stock. The number of Series B Preferred shares issued in this transaction were determined based on one share of Green’s Super voting Preferred stock being equivalent to 10 shares of Common stock and each Series B Preferred shared is convertible into $5.00 of Common stock. The shares were valued at $260,000, or $0.04 per share, which was the closing price of the stock on June 23, 2010. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On June 28, 2010, the Company issued 33,334 shares of Series B Preferred Stock to Desert Vista Capital LLC in exchange for $50,000 pursuant to the terms and conditions of a stock purchase agreement. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On June 28, 2010, the Company issued 33,334 shares of Series B Preferred Stock to Lakeview Consulting, LLC in exchange for $50,000 pursuant to the terms and conditions of a stock purchase agreement. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On April 14, 2010, the Company issued 33,334 shares of Series B Preferred Stock to Desert Vista Capital LLC in exchange for $50,000 pursuant to the terms and conditions of a stock purchase agreement. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On March 16, 2010, the Company issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture in an aggregate principal face amount of $100,000 to Akron Associates, Inc., in exchange for a reduction of $100,000 of the principal amount due to DHI, dated April 30, 2008. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On March 12, 2010, the Company issued 200,000 shares of Voting Common Stock to Seth Bullough on conversion of 400 shares of Series B Preferred Stock held by Seth Bullough. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On February 26, 2010, the Company issued 4,400 shares of Series B Preferred Stock to Arthur Wulf in exchange for $11,000 pursuant to the terms and conditions of a stock purchase agreement. Mr. Wulf was verified as an accredited investor as that term is defined by federal securities rules and regulations. The transaction was handled as a private sale exempt from registration under Section 4(6) of the Securities Act of 1933.

On February 17, 2010 the Company authorized the issuance of 10,000 shares of Series B Preferred Stock to Matthew James Landis as part settlement of litigation involving Mr. Landis and Landis. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On January 26, 2010, the Company issued 3,200,000 shares of Voting Common Stock to Akron Associates, Inc. on conversion of 3,200 shares of Series B Preferred Stock held by Akron Associates, Inc. The conversion represents preferred shares that were held in excess of 12 months prior to conversion. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On January 21, 2010 the Company issued 3,200,000 shares of Voting Common Stock to Desert Vista Capital LLC on conversion of 3,200 shares of Series B Preferred Stock held by Desert Vista Capital LLC. The conversion represents preferred shares that were held in excess of 12 months prior to conversion. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On January 15, 2010, the Company issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture in an aggregate principal face amount of $100,000 to Akron Associates, Inc., in exchange for a reduction of $100,000 of the principal amount due to DHI, dated April 30, 2008. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On January 15, 2010, the Company issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture in an aggregate principal face amount of $100,000 to Desert Vista Capital LLC in exchange for a reduction of $100,000 of the principal amount due to DHI., dated April 30, 2008. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On December 23, 2009, the Company issued 50,000,000 shares of Voting Common Stock to Nexia in exchange for a reduction of $125,000 of the principal amount due to DHI, dated April 30, 2008. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On December 4, 2009, the Company issued 600,000 shares of Voting Common Stock to an entity and certain individuals on conversion of 1,200 shares of Series B Preferred Stock. The conversions represent preferred shares that were held in excess of 12 months prior to conversion. The transactions were handled as private sales exempt from registration under Section 4(2) of the Securities Act of 1933.

On September 30, 2009, the Company issued a note payable in an aggregate principal face amount of $250,000 to Nexia as partial exchange for the issuance AmeriResource Technologies, Inc. preferred stock valued at $250,000 to Landis. The transactions were handled as private sales exempt from registration under Section 4(2) of the Securities Act of 1933.

On October 27, 2008, the Company issued 185,000 shares of Series B Preferred Stock to Company employees for services rendered valued at $925,000. The shares were issued pursuant to The 2008 Benefit Plan of Green Endeavors, Ltd. to natural persons, providing bona fide services and not in conjunction with a capital raising transaction, exempt from registration under Rule 701 of the Securities Act of 1933.

On April 30, 2008, the Company issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture in an aggregate principal face amount of $3,000,000 to DHI in exchange for a controlling interest in Landis and Newby. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On October 18, 2007, Nexia acquired 5,850,000 shares of Super voting Preferred stock from AmeriResource Technologies, Inc. in exchange for 150,000 shares of Nexia Series C Preferred Stock valued at $750,000. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

On December 2, 2004, the Company issued 6,500,000 shares of Super voting Preferred Stock and 5,000,000 post split shares of its Common stock to AmeriResource Technologies, Inc., to acquire a 100% of the outstanding common stock of Net2Auction, Corp. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a summary of the material terms of the Company’s capital stock. This summary is subject to and qualified by our certificate of incorporation and bylaws.

The Company’s total number of shares of authorized stock is 515,000,000 shares at $0.001 par value. The Company’s authorized shares are represented by one class of common stock and two classes of preferred stock.

Common Stock

Holders of Voting Common Stock are entitled to one vote per each share on all matters submitted to a vote of the security holders. The Company is authorized to issue 500,000,000 shares of Voting Common Stock, of which 70,879,130 are issued and outstanding as of June 15, 2010.

Preferred Stock

Holders of Super voting Preferred Stock are entitled to ten votes per each share on all matters submitted to a vote of the security holders. Super voting Preferred Stock is convertible into ten shares of common stock per each share. Supervoting Preferred Stock is secondary to the Voting Common Stock with respect to dividends and liquidation preference. The Company is authorized to issue 10,000,000 shares of Super voting Preferred Stock, of which 6,500,000 are issued and outstanding as of June 15, 2010.

Holders of Series B Preferred Stock are entitled to one vote per each share on all matters submitted to a vote of the security holders. Series B Preferred Stock has preference to all other capital stock in the event of liquidation and has a conversion right into shares of common stock valued at market at the time of conversion equal to $5.00 per share. No holder of Series B Preferred Stock may convert into shares of common stock that would result in the shareholder holding more than 4.9% of the issued and outstanding common stock. The Company has a right of redemption for either a cash payment or the delivery of common stock with a value of $5.00 for each share of Series B Preferred Stock. The Company is authorized to issue 2,000,000 shares of Series B Preferred Stock of which 191,400 shares are outstanding as of June 15, 2010.

8% Debenture

As of June 30, 2010, the Company had outstanding 8% Series A Senior Subordinated Convertible Debentures with an aggregate face amount of $3,000,000. Interest on the debentures commenced on December 30, 2008. The holders have the option, at any time, to convert all or any amount over $10,000 of principal face amount and accrued interest into shares of our common stock at a conversion price equal to 95% of the average closing bid price of the common stock three days prior to the date we receive notice.

Warrants

As of July 30, 2010, the Company had no outstanding warrants to purchase shares of our common stock.

Stock Options

As of July 30, 2010, the Company had no outstanding stock options to purchase shares of our common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company. The Certificate provides that a director of the Company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our consolidated financial statements for the three and six months ended June 30, 2010 and 2009 are attached hereto as F-1 through F-16 and our consolidated financial statements for the years ended December 31, 2009 and 2008 are attached hereto as F-17 through F-33.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Consolidated Financial Statements
Three and Six Months Ended June 30, 2010 and June 30, 2009

		Page

Consolidated Balance Sheets as of June 30, 2010 and June 30, 2009	F	-2

Consolidated Statements of Operations for the three and six months ended June 30, 2010
and June 30, 2009	F	-3

Consolidated Statements of Cash Flows for the six months ended June 30, 2010
and June 30, 2009	F	-4

Notes to Consolidated Financial Statements	F	-5

Green Endeavors, Ltd., and Subsidiaries
Consolidated Balance Sheets

		June 30,		December 31,
		2010		2009
Assets		(Unaudited)
Current Assets:
Cash		$150,178		$33,656
Inventory		72,907		93,035
Prepaid expenses		1,093	-	- - -
Other current assets		172,133	-	- - -
Note receivable	-	- - -		19,000
Total current assets		396,311		145,691

Property, plant and equipment, net of accumulated depreciation of
$308,006 and $289,969 respectively		293,663		269,388
Other assets		49,439		23,754
Total Assets		$739,413		$438,833

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities		$268,378		$452,719
Deferred revenue		34,010		31,737
Due to related parties (see Note 5)		617,350		229,828
Current portion of notes payable related party		42,000		11,250
Current portion of notes payable		232,378		205,535
Current portion of lease obligation		5,438		11,485
Total current liabilities		1,199,554		942,554

Long-Term Liabilities:
Notes payable related party		208,000		238,750
Notes payable		115,167		55,805
Convertible debentures, net of debt discount of $117,706 and
$125,000, respectively		2,757,294		2,750,000
Total long-term liabilities		3,080,461		3,044,555

Stockholders’ Deficit:
Convertible super voting preferred stock, $0.001 par value, 10,000,000 shares authorized; 5,850,000 and 6,500,000 shares issued and
outstanding; respectively, no liquidation value		5,850		6,500
Convertible preferred series B stock - $0.001 par value 2,000,000 shares authorized, 341,402 and 183,800 shares issued and
outstanding, respectively		341		184
Preferred stock - $0.001 par value 3,000,000 shares authorized, no
shares issued and outstanding	-	- - -	-	- - -
Common stock, $0.001 par value, 500,000,000 shares authorized;
72,879,130 and 64,279,130 shares issued and outstanding,
respectively		72,879		64,279
Additional paid in capital		(1,422,229)		(1,521,479)
Accumulated deficit		(2,197,443)		(2,100,450)
Total Green Endeavors, Ltd and Subsidiaries Stockholders’ Deficit		(3,540,602)		(3,550,966)

Noncontrolling interest in subsidiary	-	- - -		2,690
Total stockholders’ deficit		(3,540,602)		(3,548,276)
Total Liabilities and Stockholders’ Deficit		$739,413		$438,833

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd., and Subsidiaries
Consolidated Statements of Operations
	(Unaudited)

		Three Months Ended			Six Months Ended
		June 30,	June 30,		June 30,		June 30,
		2010	2009		2010		2009
Revenue:
Services, net of discounts		$409,578	$374,522		$782,816		$721,939
Product, net of discounts		138,542	143,882		273,465		280,406
Total revenue		548,120	518,404		1,056,281		1,002,345

Costs and Expenses:
Cost of services		205,170	224,830		442,694		412,694
Cost of product		73,927	76,936		146,324		146,135
Depreciation and amortization		13,666	23,188		38,811		46,377
General and administrative		214,166	173,494		439,219		354,965
Total costs and expenses		506,929	498,448		1,067,048		960,171

Income (loss) from operations		41,191	19,956		(10,767)		42,174

Other expenses, net:
Interest expense		64,128	62,499		125,621		123,121
Gain on sale of securities	-	- - -	(6,263)	-	- - -		(1,584)
Other (income) expense		3,037	(52)		(36,705)		(781)
Total other expenses, net		67,165	56,184		88,916		120,756

Net loss		(25,974)	(36,288)		(99,683)		(78,582)
Less: net income attributable to the
noncontrolling interest	-	- - -	(6,761)	-	- - -		(16,189)

Net loss attributable to Green Endeavors, Ltd and
Subsidiaries		$(25,974)	$(42,989)		$(99,683	) $	(94,771)

Net loss per common share attributable to Green
Endeavors, Ltd. and Subsidiaries – basic and
diluted		$(0.00)	$(0.00)		$(0.00	) $	(0.01)

Weighted average common shares outstanding –
basic and diluted		72,593,416	13,679,130		70,939,130		13,679,130

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd., and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

		Six Months Ended
	June 30,			June 30,
		2010		2009
Cash Flows from Operating Activities:
Net loss		$(99,683)		$(78,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		38,811		46,377
Loss on sale of investments	-	- - -		12,568
Changes in operating assets and liabilities:
Due from related parties		(112,482)		(172,905)
Inventories		20,127		(6,742)
Prepaid expenses		(1,093)		(388)
Other assets		(81,000)	-	- - -
Accounts payable and accrued liabilities		175,761		273,819
Deferred revenue		2,273		(2,526)
Other long-term liabilities		(9,795)		(3,886)
Net cash (used in) provided by operating activities		(67,081)		67,735

Cash Flows from Investing Activities:
Proceeds from the sale of marketable securities	-	- - -		9,279
Purchases of property, plant & equipment		(42,312)		(1,393)
Purchase of long-term investment		(25,085)	-	- - -
Net cash (used in) provided by investing activities		(67,397)		7,886

Cash Flows from Financing Activities:
Payments made on bank loan		(10,000)		(89,231)
Proceeds from loan		100,000	-	- - -
Proceeds from issuance of preferred stock		161,000	-	- - -
Net cash provided by (used in) financing activities		251,000		(89,231)

Increase (decrease) in cash		116,522		(13,610)

Cash at beginning of period		33,656		29,790

Cash at end of period		$150,178		$16,180

Supplemental cash flow information:
Cash paid during the period for:
Interest		$3,252		$1,222
Non-cash investing and financing activities:
Issuance of Series B Preferred shares		$260,000	$-	- - -

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 1 – Organization and Basis of Financial Statement Presentation

Organization

Green Endeavors, LTD., (“Green”) was incorporated under the laws of the State of Delaware on April 25, 2002 as Jasper Holdings.com, Inc. During the year ended December 2004, Green changed its name to Net2Auction, Inc. In July of 2007, Green changed its name to Green Endeavors, Ltd. Green is not currently a reporting company and is quoted on Pinksheets under the symbol GRNE.

Green is a 90% controlled subsidiary of Nexia Holdings, Inc (“Nexia”). Green was acquired by Nexia in October 2007 in exchange for 150,000 shares of Nexia Series C Preferred Stock valued at $750,000. Nexia is not currently a reporting company and is quoted on Pinksheets under the symbol NXHD.

On April 30, 2008, Green acquired an 85% interest in Landis Salons, Inc. (“Landis”) and a 100% interest in Newby Salon, LLC from Diversified Holdings I, Inc. (“DHI”), a 100% owned subsidiary of Nexia, in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000.

Landis Salons, Inc., a Utah corporation, was organized on May 4, 2005 for the purpose of operating an AvedaTM Lifestyle Salon. DHI, an affiliate of Green, acquired a 20% interest in exchange for a $100,000 cash investment. An additional 65% interest was acquired by DHI on July 13, 2006, with 60% from Richard Surber, a related party, and 5% from Seth Bullough, by issuing a $250,000 note payable, 80,000 Series A Preferred shares of Nexia stock and 2,000,000 Series B Preferred shares of Nexia stock.

Newby Salon, L.L.C. (“Newby”), a Utah limited liability company, organized on July 8, 2005 in the state of Utah, owns and operates the Landis Studio in Bountiful, Utah, and is owned 100% by Green. Newby provides Green with a second operating salon using exclusively AvedaTM products. Newby was re-named as a Landis Concept Salon on November 9, 2007.

On September 30, 2009, Landis issued 1,315,000 new shares of its Common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of Common stock Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in AmeriResource Technologies, Inc., a related party, to Landis. During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

As of December 31, 2009, Landis was 99% owned by Green and a noncontrolling interest of 1% is held by a former employee. During the three months ended March 31, 2010, Green issued 10,000 Series B Preferred shares to a former employee for the remaining 1% noncontrolling interest in Landis.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of Green and its subsidiaries after elimination of intercompany accounts and transactions. All consolidated subsidiaries are either wholly-owned or majority-owned by Green.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Basis of Financial Statement Presentation, continued

Green consolidates entities under control and records a noncontrolling interest for the portions not owned by Green. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority shareholder. If the minority shareholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority shareholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.

Because the transactions involving the acquisition of controlling interest of Landis occurred between entities that already share the same parent, Nexia, it is not considered a business combination because there is no change in control at the parent level. The financial statements of the commonly controlled entities are combined retrospectively, as if the transaction had occurred in 2006, when the subsidiaries were acquired by DH1.

The consolidated balance sheet as of June 30, 2010 and the consolidated statements of operations and cash flows for the periods presented have been prepared by Green and are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary, including all costs incurred by Green’s parent company Nexia in behalf of Green as described in SAB Topic 1B, to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The information for the consolidated balance sheet as of December 31, 2009 was derived from audited financial statements.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of all financial instruments classified as a current asset or liability is deemed to approximate fair value due to the short maturity of these instruments and interest rates that approximate current market rates.

Cash and Cash Equivalents

Investments with original maturities of three months or less at the time of purchase are considered cash equivalents. As of June 30, 2010, Green had no cash equivalents.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Inventory

Inventory consists of items held for resale and is carried at the lower of cost or market. Cost is determined using the first in, first out (“FIFO”) method.

Property, Plant and Equipment

Property, plant and equipment is stated at historical cost. Depreciation is generally provided over the estimated useful lives, using the straight-line method, as follows:

Computer equipment and related software	3 years Shorter of the lease term
Leasehold improvements Furniture and fixtures Equipment Vehicle	or the estimated useful life 3-10 years 3-10 years 7 years

Green recorded depreciation expense in the amount of $13,666 for the three months ended June 30, 2010, $23,188 for the three months ended June 30, 2009, $38,811 for the six months ended June 30, 2010 and $46,377 for the six months ended June 30, 2009.

The following is a summary of Green’s Property, plant and equipment by major category as of June 30, 2010:

		Accumulated
	Cost	Depreciation	Net

Computer equipment and related software	$11,553	$3,819	$7,734
Leasehold improvements	401,379	200,932	200,447
Furniture and fixtures	20,492	16,936	3,556
Equipment	120,052	85,172	34,880
Vehicle	48,193	1,147	47,046
Total	$601,669	$308,006	$293,663

Investments in Equity Securities

Marketable Securities

Green considers all of its investments in marketable securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses presented net of tax and reported as a separate component of Stockholders' deficit. Realized gains and losses are determined using the specific identification method. Gains are recognized when realized and are recorded in the Consolidated Statements of Operations as Other income. Losses are recognized as realized or when Green has determined that an other-than-temporary decline in fair value has occurred.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Non-Marketable Securities

Green uses either the cost or equity method of accounting to account for its long-term, non-marketable investment securities. If Green determines that an other-than-temporary decline exists in a non-marketable equity security, Green writes down the investment to its fair value and records the related write-down as an impairment loss in the Consolidated Statements of Operations.

Series B Preferred Stock

The Series B preferred stock is non-voting, convertible preferred. Each share of Green’s Series B Preferred Stock is convertible into $5.00 worth of common stock. The number of common shares received is based on the market value of the common stock on the date of conversion. Series B Preferred Stock shareholders, at the option of Green, can receive cash or common stock of upon conversion. The Preferred Stock is classified as equity as long as there are sufficient shares available to effect the conversion. In some instances certain contracts may pass the option to receive cash or Common Stock to the shareholder. In this case, it is assumed that a cash settlement will occur and balance sheet classification of the affected Preferred Stock and related preferred paid-in capital as a liability.

Deferred Revenue

Deferred revenue arises when customers pay for products and/or services in advance of revenue recognition. Green’s deferred revenue consists solely of unearned revenue associated with the purchase of gift certificates for which revenue is recognized only when the service is performed or the product is delivered.

Revenue Recognition

Revenue is recognized at the time the service is performed or the product is delivered.

Stock Based Compensation

Green recognizes the cost of employee services received in exchange for awards of equity instruments as stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the value of the restricted stock award, option or purchase right and is recognized as expense, less expected forfeitures, over the requisite service period, which typically equals the vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock issuance is determined using the fair value of Green’s common stock on the grant date.

Determining the fair value of stock-based awards at the grant date requires judgment, including estimating the following:

  Expected volatility of our stock;
  Expected term of stock options;
  Risk-free interest rate for the period;
  Expected dividends, if any; and
  Expected forfeitures.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

The computation of the expected volatility assumption used in the Black-Scholes option pricing model for new grants is based on implied volatility when the remaining maturities of the underlying traded options are at least one year and, when the remaining maturities of the underlying traded options are less than one year, it is based on an equal weighting of historical and implied volatilities.

When establishing the expected life assumption, Green reviews annual historical employee exercise behavior with respect to option grants having similar vesting periods. The risk-free interest rate for the period within the expected term of the option is based on the yield of United States Treasury notes in effect at the time of grant. Green has not historically paid dividends, thus the expected dividends used in any calculations are zero. Judgment is required in estimating the amount of stock-based awards that Green expects to be forfeited. Green calculates an expected forfeiture rate for stock options issuances based on historical trends.

The valuation of all options, including the expected life and forfeiture rates of stock options, are calculated based on one employee pool because there is no significant difference in exercise behavior between classes of employees.

As of July 30, 2010, the Company had no outstanding options or warrants to purchase shares of our common stock.

Income Taxes

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Also, Green's practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Income Taxes, continued

As of June 30, 2010, the Company’s deferred tax assets, which are solely related to net operating losses, have been fully offset by a valuation allowance.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the specified period. Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares and potential common shares during the specified period. For the three and six months ended June 30, 2010 and 2009 potential common shares are not included in the diluted net loss per share calculation as their effect would be anti-dilutive.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Noncontrolling Interest in Subsidiary

On January 1, 2009, Green adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated unless the deconsolidation is an in-substance sale of real estate.

The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, Green reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets.

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-13, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades” (“ASU 2010-13”). ASU 2010-13 addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. FASB Accounting Standards Codification (“ASC”) Topic 718 was amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010, with early application permitted. We do not anticipate that the adoption of this guidance will have a material impact on our financial position and results of operations.

Recent Accounting Pronouncements, continued

In February 2010, the FASB issued ASU No. 2010-09, “Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”), which amends ASC Topic 855, “Subsequent Events.” The amendments to ASC Topic 855 do not change existing requirements to evaluate subsequent events, but: (i) defines a “SEC Filer,” which we are; (ii) removes the definition of a “Public Entity”; and (iii) for SEC Filers, reverses the requirement to disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective for us upon issuance. This guidance did not have a material impact on our financial position and results of operations.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures for (i) transfers of assets and

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

liabilities in and out of levels one and two fair value measurements, including a description of the reasons for such transfers and (ii) additional information in the reconciliation for fair value measurements using significant unobservable inputs (level three). This guidance also clarifies existing disclosure requirements including (i) the level of disaggregation used when providing fair value measurement disclosures for each class of assets and liabilities and (ii) the requirement to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for level two and three assets and liabilities. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about activity in the roll forward for level three fair value measurements, which is effective for fiscal years beginning after December 15, 2010. The adoption of this guidance has not had a material impact on our financial position and results of operations.

Management believes the impact of other recently issued standards and updates, which are not yet effective, will not have a material impact on Green’s consolidated financial position, results of operations or cash flows upon adoption.

Note 3 – Inventory

Green’s inventory consists of items held for resale and product that is used in services by the Landis and Newby salons. Inventory is carried at the lower of cost or market. As of June 30, 2010, inventory amounted to $72,907 and $93,035 for the year ended December 31, 2009.

Note 4 – Lease Commitments

Operating Leases

Facilities are leased under operating leases expiring at various dates through 2020. Certain of these leases contain renewal options. Rental expense was $33,426 for the three months ended June 30, 2010 as compared to 32,638 for the three months ended June 30, 2009. For the six months ended June 30, 2010 rent expense was $66,294 and $67,629 for the same period in 2009.

As of June 30, 2010, future minimum lease payments under non-cancelable operating leases were as follows:

Operating
For the fiscal years:	Leases
2010	$56,274
2011	138,076
2012	141,528
2013	145,066
2014	148,693
Thereafter	509,243
Total lease payments	$1,138,879

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 4 – Lease Commitments, continued

Capital Leases

The following is a summary of the gross amount of assets by class recorded under capital leases as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
Classes of Property	2010	2009
Salon equipment	$50,603	$50,603

As of June 30, 2010, future minimum lease payments under non-cancelable capital leases were as follows:

Capital
For the fiscal years:		Leases
2010		5,438
2011	-	- - -
2012	-	- - -
2013	-	- - -
2014	-	- - -
Thereafter	-	- - -
Total capital lease payments		$5,438

Note 5 – Related Party Transactions

On April 30, 2008, Green entered into a stock transfer agreement with it’s parent company Nexia and Nexia’s wholly-owned subsidiary DHI whereby they would each sell their holdings in Landis and Newby in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000. Interest on the debenture commenced on December 30, 2008. DHI has the option, at any time, to convert all or any amount over $10,000 of principal face amount and accrued interest into shares of Common stock, $0.001 par value per share, at a conversion price equal to 95% of the average closing bid price of the Common stock three days prior to the date notice is received by Green. Based on the intrinsic value on the date of issuance, Green has a beneficial conversion feature, for which it has recorded a debt discount of $150,000 as of April 30, 2008. This discount is being amortized to the maturity date of the debenture, which is 10 years.

On September 30, 2009, Landis issued 1,315,000 new shares of its Common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of Common stock, Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in AmeriResource Technologies, Inc., a related party, to Landis. During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

As of December 31, 2009, Landis was 99% owned by Green and a noncontrolling interest of 1% is held by a former employee. During the three months ended March 31, 2010, Green issued 10,000 Series B Preferred shares to a former employee for the remaining 1% noncontrolling interest in Landis.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 5 – Related Party Transactions, continued

The following table summarizes the principal and accrued interest balance of the Convertible Debentures as of June 30, 2010 and December 31, 2009.

	June 30,	December 31,
	2010	2009
Principal balance	$2,875,000	$2,875,000
Accrued interest	354,740	241,315
Total	$3,229,740	$3,116,315

On December 23, 2009, the board of directors approved a partial settlement of debt represented by the $3,000,000 Debenture. Green agreed to issue 50,000,000 shares of common stock to Nexia in exchange for a credit against the Debenture in the amount of $125,000. The shares were valued based on the average closing price of the stock prior to the date of issuance. Green also adjusted the debt discount to account for the change in the related beneficial conversion feature.

During fiscal 2008 and 2009, Green held an available-for-sale security investment in BizAuctions, Inc. During fiscal 2008, Green recognized an other-than-temporary loss on its available-for-sale investment in BizAuctions, Inc. of $807,721 due to continued decline and duration in market value of the investment. The available-for-sale securities were sold during fiscal 2009 for a gain of $1,584. During 2009, the president of BizAuctions, Inc. was also the president of AmeriResource Technologies, Inc. who held 10%, or 650,000 shares of Green’s Super voting Preferred stock.

On June 24, 2010, the Board of Directors approved the purchase of 650,000 shares of Green’s Super voting Preferred stock from AmeriResource Technologies, Inc. in exchange for 52,000 shares of Green’s Series B Preferred stock. The number of Series B Preferred shares issued in this transaction was determined based on one share of Green’s Super voting Preferred stock being equivalent to 10 shares of Common stock and each Series B Preferred share is convertible into $5.00 of Common stock. The shares were valued at $260,000, or $0.04 per share, which was the closing price of the stock on June 23, 2010.

Note 6 – Notes Payable

A summary of notes payable as of June 30, 2010 is as follows:

		Interest	Due	June 30,		December 31,
Creditor		Rate	Date	2010		2009
American First Federal Credit Union		10.50%	12-01-2012	$20,010		$30,010
American First Federal Credit Union		10.75%	07-18-2012	15,315		15,315
Xing Investment Corp (1)		10.00%	05-12-2008	171,000		171,000
Chase Bank		7.24%	02-13-2015	41,220		45,015
Nexia Holdings, Inc (related party).	-	- - -	09-11-2011	250,000		250,000
Salt Lake City Corporation (2)		3.25%	06-18-2015	100,000	-	- - -
Total				597,545		511,340
Less: Current portion of notes payable				274,378		216,785
Notes payable				$323,167		$294,555

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 6 – Notes Payable, continued

(1) On May 12, 2006, Green borrowed $171,000 from Xing Investment Corp with a convertible promissory note. The note is interest bearing at 10% per annum with no interest due until the note maturity date of May 12, 2008. Both principal and accrued interest, at the option of the note holder, may be converted into Common stock of Green at $0.01 per share. The note was not liquidated at the maturity date and is currently in default. No payments have been made on the obligation because Green is unable to locate Xing Investment Corp. or its representatives. As of June 30, 2010 and December 31, 2009, accrued interest reported in Accounts payable and accrued liabilities was $34,200.

(2) On June 18, 2010, Landis Salons, Inc. received a loan in the amount of $100,000 from the Division of Economic Development of Salt Lake City Corporation. The loan includes a 1% origination fee and bears interest at the rate of 3.25% per annum. Principal and interest payments are made monthly over a five year term commencing June 2010. The loan is secured by a $25,000 certificate deposit held in the name of Landis Salons, Inc.

Note 7 – Stockholders’ Deficit

Preferred Stock

Green is authorized to issue 15,000,000 shares of preferred stock. Green’s preferred stock may be divided into such series as may be established by the Board of directors. Each share of the Super voting preferred stock is convertible into 10 shares of Green’s Common stock and has the voting rights equal to 10 shares of Common stock.

The Series B preferred stock is non-voting, convertible preferred. Each share of Green’s Series B Preferred Stock is convertible into $5.00 worth of Common stock. The number of common shares received is based on the market value of the Common stock on the date of conversion. The result is potentially an unlimited number of common shares received for a fixed amount of conversion value. Series B Preferred Stock shareholders, at the option of Green, can receive cash.

As of June 30, 2010 and December 31, 2009, there were sufficient common shares to be issued if the preferred shares were converted due to an increased share price at the end of the year. Based on the availability of common shares upon conversion, it is assumed that Green would settle the contract in shares and classify the preferred shares as equity.

On October 27, 2008, the Board of Directors approved the issuance of 185,000 shares of Series B Preferred stock to employees of Green for services rendered. The shares have a face value of $925,000.

On December 4, 2009, several Series B Preferred shareholders elected to convert 1,200 shares of Series B preferred stock into 600,000 shares of common stock.

As of December 31, 2009, Green had 6,500,000 shares of Super voting preferred stock outstanding and 183,800 shares of convertible Series B Preferred stock outstanding.

On January 21, 2010, the Board of Directors approved the conversion of 6,400 shares of Series B Preferred shares into 6,400,000 shares of Common stock. The shares were converted at $0.01 per share based on the closing price of the stock prior to the date of conversion.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 7 – Stockholders’ Deficit, continued

On February 17, 2010, Green issued 10,000 Series B Preferred shares to a former employee for the remaining 1% noncontrolling interest in Landis.

On February 26, 2010, Green issued 4,400 Series B Preferred shares to an investor for $11,000. The shares were valued at $2.50 per share which was mutually agreed upon by the Board of Directors and the individual investor.

On March 12, 2010, the Board of Directors approved the conversion of 400 Series B Preferred shares into 200,000 shares of Common stock for an employee. The shares were converted at $0.01 per share based on the closing price of the stock prior to the date of issuance.

On April 13, 2010, the Board of Directors approved the conversion of 2,000 Series B Preferred shares into 2,000,000 shares of Common stock for an investor. The shares were converted at $0.005 per share which was mutually agreed upon by the Board of Directors and the individual investor.

On April 16, 2010, Green issued 33,334 Series B Preferred shares to an investor for $50,000. The shares were valued at $1.50 per share which was mutually agreed upon by the Board of Directors and the individual investor.

On June 24, 2010, the Board of Directors approved the purchase of 650,000 shares of Green’s Super voting Preferred stock from AmeriResource Technologies, Inc., a related party, in exchange for 52,000 shares of Green’s Series B Preferred stock. The number of Series B Preferred shares issued in this transaction were determined based on one share of Green’s Super voting Preferred stock being equivalent to 10 shares of Common stock and each Series B Preferred shared is convertible into $5.00 of Common stock. The shares were valued at $260,000, or $0.04 per share, which was the closing price of the stock on June 23, 2010.

On June 28, 2010, Green issued 33,334 Series B Preferred shares to two separate investors for $50,000 each. The shares were valued at $1.50 per share which was mutually agreed upon by the Board of Directors and the individual investor.

As of June 30, 2010, Green had 5,850,000 shares of Super voting Preferred stock outstanding and 343,402 shares of convertible Series B Preferred stock outstanding.

Common Stock

Green is authorized to issue 500,000,000 shares of Common stock with a par value of $0.001 per share. As of June 30, 2010, Green had 70,879,130 shares of Common stock outstanding.

On December 23, 2009, the board of directors approved a partial settlement of debt represented by the $3,000,000 Debenture. Green agreed to issue 50,000,000 shares of common stock to Nexia in exchange for a credit against the Debenture in the amount of $125,000. The shares were valued based on the closing price of the stock prior to the date of issuance.

In January 2010, two separate parties elected to convert a total of 6,400 shares of Series B preferred shares into 6,400,000 shares of common stock. The shares were converted at $0.01 per share based on the average close price at the date of conversion.

Green Endeavors, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Note 7 – Stockholders’ Deficit, continued

Noncontrolling Interest

On April 30, 2008, Green acquired an 85% interest in Landis and a 100% interest in Newby from DHI, a 100% owned subsidiary of Nexia, in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000.

On September 30, 2009, Landis issued 1,315,000 new shares of its Common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of Common stock Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in AmeriResource Technologies, Inc., a related party, to Landis. During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

As of December 31, 2009, Landis was 99% owned by Green and a noncontrolling interest of 1% was held by a former employee. During the three months ended March 31, 2010, Green issued 10,000 Series B Preferred shares to a former employee for the remaining 1% noncontrolling interest in Landis.

Note 8 – Going Concern

Generally accepted accounting principles in the United States of America contemplate the continuation of Green as a going concern. However, Green had a net loss in for the three months ended June 30, 2010 of $25,974 and negative working capital of $803,243, which raises substantial doubt about the Green’s ability to continue as a going concern. Green’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to successfully fulfill its business plan. Management plans to attempt to raise additional funds to finance the operating and capital requirements of Green through a combination of equity and debt financings. While Green is making its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

Note 9 – Subsequent Events

On July 7, 2010 the Board of Directors authorized the issuance of 25,000 shares of restricted Series B Preferred stock to Richard G. Clegg pursuant to the terms of his employment agreement with a related party, Diversified Holdings I, Inc. The shares were issued pursuant to The 2008 Benefit Plan of Green Endeavors, Ltd. to a natural person, providing bona fide services and not in conjunction with a capital raising transaction, exempt from registration under Rule 701 of the Securities Act of 1933.

Green has evaluated subsequent events through August 2, 2010, which is the date the financial statements were issued.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Consolidated Financial Statements
Fiscal Years 2009 and 2008
		Page
Report of Independent Registered Public Accounting Firm	F	-17
Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F	-18
Consolidated Statements of Operations for the two years ended December 31, 2009	F	-19
Consolidated Statements of Stockholders’ Deficit for the two years ended December 31, 2009	F	-20
Consolidated Statements of Cash Flows for the two years ended December 31, 2009	F	-21
Notes to Consolidated Financial Statements	F	-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Green Endeavors, Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Green Endeavors, Ltd. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2009. Green Endeavors, Ltd. and Subsidiaries’ management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Green Endeavors, Ltd. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Green Endeavors, Ltd. and Subsidiaries will continue as a going concern. As disclosed in the consolidated financial statements and notes to the consolidated financial statements, Green Endeavors, Ltd. and Subsidiaries will need additional working capital for its planned activity and to service its debt. This raises substantial doubt about Green Endeavors, Ltd. and Subsidiaries’ ability to continue as a going concern. Management's plans regarding these matters are described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPA’s

Madsen & Associates CPA’s, Inc.
Salt Lake City, Utah
June 22, 2010

Green Endeavors, Ltd., and Subsidiaries
(Formerly Net2auction, Inc.)
Consolidated Balance Sheets

Assets
	December 31,		December 31,
		2009		2008
Current Assets:
Cash		$33,656		$29,790
Investments in marketable securities – available for sale	-	- - -		123,722
Inventory		93,035		75,630
Prepaid expenses	-	- - -		813
Note receivable		19,000	-	- - -
Total current assets		145,691		229,955

Property, plant and equipment, net of accumulated depreciation of $289,969 and
$177,523 respectively		269,388		319,834
Other assets		23,754		25,361
Total Assets		$438,833		$575,150

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses		$452,719		$155,858
Deferred revenue		31,737		29,630
Due to related parties (see Note 6)		229,828		138,055
Current portion of notes payable related party		11,250	-	- - -
Current portion of notes payable		205,535		279,493
Current portion of lease obligation		11,485		9,965
Total current liabilities		942,554		613,001

Long-Term Liabilities:
Notes payable related party		238,750	-	- - -
Notes payable		55,805		29,059
Lease obligations	-	- - -		12,510
Convertible debenture, net of debt discount of $125,000 and $145,000,
respectively		2,750,000		2,855,000
Total long-term liabilities		3,044,555		2,896,569

Stockholders’ Deficit:
Convertible super voting preferred stock, $0.001 par value, 15,000,000 shares
authorized; 6,500,000 shares issued and outstanding; no liquidation value		6,500		6,500
Convertible preferred series B stock - $0.001 par value 2,000,000 shares
authorized, 183,800 shares issued and outstanding		184		185
Common stock, $0.001 par value, 500,000,000 shares authorized; 64,279,130
and 13,679,130 shares issued and outstanding, respectively		64,279		13,679
Additional paid in capital		(1,521,479)		(1,257,147)
Accumulated deficit		(2,100,450)		(1,715,064)
Total Green Endeavors, Ltd. and Subsidiaries Stockholders’ Deficit		(3,550,966)		(2,951,847)

Noncontrolling interest in subsidiary		2,690		17,427
Total stockholders’ deficit		(3,548,276)		(2,934,420)
Total Liabilities and Stockholders’ Deficit		$438,833		$575,150

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd., and Subsidiaries
(Formerly Net2auction, Inc.)
Consolidated Statements of Operations

		Years Ended
		December 31,	December 31,
		2009		2008
Revenue:
Services, net of discounts		$1,469,674		$1,573,758
Product, net of discounts		574,677		554,087
Total revenue		2,044,351		2,127,845

Costs and Expenses:
Cost of services		860,827		872,380
Cost of product		296,271		313,549
Depreciation and amortization		114,053		84,264
Stock based compensation	-	- - -		925,000
General and administrative		656,332		847,842
Total costs and expenses		1,927,483		3,043,035

Income (loss) from operations		116,868		(915,190)

Other expenses, net:
Interest expense		(262,433)		(14,934)
Other than temporary impairment on marketable securities		(250,000)		(807,721)
Gain on sale of securities		1,584		39,724
Other income		8,821		379
Total other expenses, net		(502,028)		(782,552)

Net loss		(385,160)		(1,697,742)
Less: net income attributable to the noncontrolling interest		(226)		(17,024)

Net loss attributable to Green Endeavors, Ltd. and Subsidiaries		$(385,386	) $	(1,714,766)

Net loss per common share attributable to Green Endeavors, Ltd. and
Subsidiaries – basic and diluted		$(0.03	) $	(0.13)

Weighted average common shares outstanding – basic and diluted		13,794,372		13,679,130

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd., and Subsidiaries

(Formerly Net2auction, Inc.)

Statements of Stockholders' Deficit

														Additional		Retained	Non	-		Total
		Super Voting Preferred Stock				Series B Preferred Stock				Common Stock			Paid	-		Earnings		controlling		Stockholders’
		Shares	Amount			Shares		Amount		Shares		Amount		in Capital		Deficit		Interest		Deficit
Balance, December 31,
2007		6,500,000		$6,500	$	- - - -	$-	- - -		13,679,130		$13,679		$730,119		$(298)	$	- - - -		$750,000
Noncontrolling interest
in subsidiary	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		(2,893,759)	-	- - -		403		(2,893,356)
Debt discount on 8%
convertible debenture	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		150,000	-	- - -	-	- - -		150,000
Write-off of related
party receivables (see
Note 6)	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		(168,322)	-	- - -	-	- - -		(168,322)
Issuance of series B
preferred shares	-	- - -	-	- - -		185,000		185	-	- - -	-	- - -		924,815	-	- - -	-	- - -		925,000
Net loss for year ended
December 31, 2008	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		(1,714,766)		17,024		(1,697,742)
Balance, December 31,
2008		6,500,000		6,500		185,000		185		13,679,130		13,679		(1,257,147)		(1,715,064)		17,427		(2,934,420)
Write-off of related
party receivables (see
Note 6)	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		(332,900)	-	- - -		(14,963)		(347,863)

Conversion of series B
preferred shares	-	- - -	-	- - -		(1,200)		(1)		600,000		600		(599)	-	- - -	-	- - -	-	- - -

Shares issued in
conversion of
debenture	-	- - -	-	- - -	-	- - -	-	- - -		50,000,000		50,000		75,000	-	- - -	-	- - -		125,000
APIC adjustment for
partial settlement of
convertible debenture	-	- - -	-	- - -	-	- - -	-	- - -						(5,833)	-	- - -	-	- - -		(5,833)
Net loss for year ended
December 31, 2009	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -	-	- - -		(385,386)		226		(385,160)
Balance, December 31,
2009		6,500,000		$6,500		183,800		$184		64,279,130		$64,279		$(1,521,479)		$(2,100,450)		$2,690		$(3,548,276)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Green Endeavors, Ltd., and Subsidiaries
(Formerly Net2auction, Inc.)
Consolidated Statements of Cash Flows

		Years Ended
		December 31,		December 31,
		2009		2008
Cash Flows from Operating Activities:
Net loss		$(385,160)		$(1,697,742)
Adjustments to reconcile net loss attributable to controlling interest to net cash used for operating activities:
Depreciation and amortization		128,220		89,264
(Gain) loss on sale of investments		(43,757)		(30,966)
Write-down of investment securities		250,000		807,721
Stock based compensation	-	- - -		925,000
Changes in operating assets and liabilities:
Due from related parties		(247,302)		(136,640)
Inventories		(17,404)		(19,678)
Prepaid expenses		813		(450)
Other assets		37,325	-	- - -
Accounts payable and accrued liabilities		401,430		(67,579)
Deferred revenue		2,108		9,708
Other long-term liabilities		22,541	-	- - -
Net cash provided by (used in) operating activities		148,814		(121,362)

Cash Flows from Investing Activities:
Proceeds from the sale of marketable securities		9,279		54,724
Purchases of property, plant & equipment		(62,000)		(20,894)
Net cash acquired from controlling interest in subsidiary	-	- - -		56,493
Net cash (used in) provided by investing activities		(52,721)		90,323

Cash Flows from Financing Activities:
Proceeds from bank loan	-	- - -		73,000
Payments made on bank loan		(92,227)		(13,171)
Net cash (used in) provided by financing activities		(92,227)		59,829

Increase in cash		3,866		28,790

Cash at Beginning of Year		29,790		1,000

Cash at end of year		$33,656		$29,790

Supplemental cash flow information:
Cash paid during the year for:
Interest		$13,349		$3,316
Non-cash investing and financing activities:
Issuance of series B preferred shares	$-	- - -		$925,000
Issuance of common shares for partial settlement of debenture		$125,000	$-	- - -

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-22

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 1 – Organization and Basis of Financial Statement Presentation

Organization

Green Endeavors, LTD., (“Green”) was incorporated under the laws of the State of Delaware on April 25, 2002 as Jasper Holdings.com, Inc. During the year ended December 2004, Green changed its name to Net2Auction, Inc. In July of 2007, Green changed its name to Green Endeavors, Ltd. Green is publicly traded under the symbol GRNE.

Green is a 90% controlled subsidiary of Nexia Holdings, Inc (“Nexia”). Green was acquired by Nexia in October 2007 in exchange for 150,000 shares of Nexia Series C Preferred Stock valued at $750,000. Nexia is a publicly traded corporation with a trading symbol of NXHD.

On April 30, 2008, Green acquired an 85% interest in Landis Salons, Inc. (“Landis”) and a 100% interest in Newby Salon, LLC from Diversified Holdings I, Inc. (“DHI”), a 100% owned subsidiary of Nexia, in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000.

Landis Salons, Inc., a Utah corporation, was organized on May 4, 2005 for the purpose of operating an AvedaTM Lifestyle Salon. DHI, an affiliate of Green, acquired a 20% interest in exchange for a $100,000 cash investment. An additional 65% interest was acquired by DHI on July 13, 2006, with 60% from Richard Surber, a related party, and 5% from Seth Bullough, by issuing a $250,000 note payable, 80,000 Series A Preferred shares of Nexia stock and 2,000,000 Series B Preferred shares of Nexia stock.

Newby Salon, L.L.C. (“Newby”), a Utah limited liability company, organized on July 8, 2005 in the state of Utah, owns and operates the Landis Studio in Bountiful, Utah, and is owned 100% by Green. Newby provides Green with a second operating salon using exclusively AvedaTM products. Newby was re-named as a Landis Concept Salon on November 9, 2007.

On September 30, 2009, Landis issued 1,315,000 new shares of its common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of common stock Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in AmeriResource, Technologies, Inc., a related party, to Landis. Landis is 99% owned by Green and a noncontrolling interest of 1% is held by a former employee. During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of Green and its subsidiaries after elimination of intercompany accounts and transactions. All consolidated subsidiaries are either wholly-owned or majority-owned by Green.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 1 – Organization and Basis of Financial Statement Presentation, continued

Basis of Financial Statement Presentation, continued

Green consolidates entities under control and records a noncontrolling interest for the portions not owned by Green. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority shareholder. If the minority shareholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority shareholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.

Because the transactions involving the acquisition of controlling interest of Landis occurred between entities that already share the same parent, Nexia, it is not considered a business combination because there is no change in control at the parent level. The financial statements of the commonly controlled entities are combined retrospectively, as if the transaction had occurred in 2006, when the subsidiaries were acquired by DH1.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of all financial instruments classified as a current asset or liability is deemed to approximate fair value due to the short maturity of these instruments and interest rates that approximate current market rates.

Cash and Cash Equivalents

Investments with original maturities of three months or less at the time of purchase are considered cash equivalents. As of December 31, 2009 and 2008, Green had no cash equivalents.

Inventory

Inventory consists of items held for resale and is carried at the lower of cost or market. Cost is determined using the first in, first out (“FIFO”) method.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property, Plant and Equipment

Property, plant and equipment is stated at historical cost. Depreciation is generally provided over the estimated useful lives, using the straight-line method, as follows:

Computer equipment and related software Leasehold improvements	3 years Shorter of the lease term or the estimated useful life
Furniture and fixtures Equipment Vehicle	3-10 years 3-10 years 7 years

Green recorded depreciation expense in the amount of $112,445 for fiscal 2009 and $83,257 for fiscal 2008.

The following is a summary of Green’s Property, plant and equipment by major category as of December 31, 2009:

			Accumulated
	Cost		Depreciation		Net

Computer equipment and related software	$5,374		$3,120		$2,254
Leasehold improvements	367,272		186,252		181,020
Furniture and fixtures	20,492		20,492	-	- - -
Equipment	118,026		80,105		37,921
Vehicle	48,193	-	- - -		48,193
Total investments	$559,357		$289,969		$269,388

The following is a summary of Green’s Property, plant and equipment by major category as of December 31, 2008:

		Accumulated
	Cost	Depreciation	Net

Computer equipment and related software	$4,305	$1,205	$3,100
Leasehold improvements	361,927	113,429	248,498
Furniture and fixtures	20,492	12,421	8,071
Equipment	110,633	50,468	60,165
Total	$497,357	$177,523	$319,834

Investments in Equity Securities

Marketable Securities

Green considers all of its investments in marketable securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses presented net of tax and reported as a separate component of Stockholders' deficit. Realized gains and losses are determined using the specific identification method. Gains are recognized when realized and are recorded in the Consolidated Statements

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

of Operations as Other income. Losses are recognized as realized or when Green has determined that an other-than-temporary decline in fair value has occurred.

Non-Marketable Securities

Green uses either the cost or equity method of accounting to account for its long-term, non-marketable investment securities. If Green determines that an other-than-temporary decline exists in a non-marketable equity security, Green writes down the investment to its fair value and records the related write-down as an impairment loss in the Consolidated Statements of Operations.

Series B Preferred Stock

The Series B preferred stock is non-voting, convertible preferred. Each share of Green’s Series B Preferred Stock is convertible into $5.00 worth of common stock. The number of common shares received is based on the market value of the common stock on the date of conversion. Series B Preferred Stock shareholders, at the option of Green, can receive cash or common stock of upon conversion. The Preferred Stock is classified as equity as long as there are sufficient shares available to effect the conversion. In some instances certain contracts may pass the option to receive cash or common stock to the shareholder. In this case, it is assumed that a cash settlement will occur and balance sheet classification of the affected preferred stock and related preferred paid-in capital as a liability.

Deferred Revenue

Deferred revenue arises when customers pay for products and/or services in advance of revenue recognition. Green’s deferred revenue consists solely of unearned revenue associated with the purchase of gift certificates for which revenue is recognized only when the service is performed or the product is delivered.

Revenue Recognition

Revenue is recognized at the time the service is performed or when the product is delivered. Revenue is presented on the Statements of Operations net of discounts. Discounts primarily include promotional and employee discounts for both services and products.

Stock Based Compensation

Green recognizes the cost of employee services received in exchange for awards of equity instruments as stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the value of the restricted stock award, option or purchase right and is recognized as expense, less expected forfeitures, over the requisite service period, which typically equals the vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock issuance is determined using the fair value of Green’s common stock on the grant date.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Determining the fair value of stock-based awards at the grant date requires judgment, including estimating the following:

  Expected volatility of our stock;
  Expected term of stock options;
  Risk-free interest rate for the period;
  Expected dividends, if any; and
  Expected forfeitures.

The computation of the expected volatility assumption used in the Black-Scholes option pricing model for new grants is based on implied volatility when the remaining maturities of the underlying traded options are at least one year and, when the remaining maturities of the underlying traded options are less than one year, it is based on an equal weighting of historical and implied volatilities.

When establishing the expected life assumption, Green reviews annual historical employee exercise behavior with respect to option grants having similar vesting periods. The risk-free interest rate for the period within the expected term of the option is based on the yield of United States Treasury notes in effect at the time of grant. Green has not historically paid dividends, thus the expected dividends used in any calculations are zero. Judgment is required in estimating the amount of stock-based awards that Green expects to be forfeited. Green calculates an expected forfeiture rate for stock options issuances based on historical trends.

The valuation of all options, including the expected life and forfeiture rates of stock options, are calculated based on one employee pool because there is no significant difference in exercise behavior between classes of employees.

As of December 31, 2009 and 2008, Green recorded stock based compensation expense of $0 and $925,000, respectively.

As of July 28, 2010, the Company had no outstanding options or warrants to purchase shares of our common stock.

Income Taxes

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Also, Green's practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The following is a table of Green’s net operating losses (NOL), related estimated deferred tax assets, and expiration dates of the NOLs:

	Net Operating	Deferred	Expiration
	Loss	Tax Asset	Year of NOL

2008	$1,697,742	$577,000	2028
2009	385,160	131,000	2029
Total	$2,082,902	$708,000

The related deferred tax assets above have been fully offset by a valuation allowance.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the specified period. Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares and potential common shares during the specified period. For the years ended December 31, 2009 and 2008, potential common shares are not included in the diluted net loss per share calculation as their effect would be anti-dilutive.

Noncontrolling Interest in Subsidiary

On January 1, 2009, Green adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated unless the deconsolidation is an in-substance sale of real estate.

The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, Green reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets.

New Accounting Standards

During 2009, Green adopted the revised accounting guidance related to business combinations. This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

liabilities assumed based on their estimated fair values. Green implemented this new guidance effective January 1, 2009.

During 2009, Green implemented an update to the accounting guidance related to earnings per share. In accordance with this accounting guidance, unvested share-based payment awards with rights to dividends are participating securities and shall be included in the computation of basic earnings per share. Green adopted this guidance effective January 1, 2009. This implementation did not have a material impact on prior periods presented.

The FASB has published an update to the accounting guidance on fair value measurements and disclosures as it relates to investments in certain entities that calculate net asset value per share (or its equivalent). This accounting guidance permits a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This update also requires new disclosures, by major category of investments, about the attributes of investments included within the scope of this amendment to the Codification. The guidance in this update is effective for interim and annual periods ending after December 15, 2009. Green does not expect the adoption of this standard to have a material impact on its results of operations, financial condition or cash flows.

Note 3 – Investments in Equity Securities

During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

The following is a summary of Green’s investments in marketable and non-marketable securities as of December 31, 2008:

				Gross		Gross
				Unrealized		Unrealized
		Cost		Gains		Losses		Fair Value

Marketable securities,
available-for-sale		$123,722		- - - -		- - - -		123,722
Non-marketable securities	-	- - -		- - - -		- - - -	-	- - -

Total investments		$123,722	$	- - - -	$	- - - -		$123,722

During fiscal 2008, Green recognized an other-than-temporary loss on its available-for-sale investment in BizAuction, Inc. of $807,721 due to continued decline and duration in market value of the investment.

Note 4 – Inventory

Green’s inventory consists of items held for resale and product that is used in services by the Landis and Newby salons. Inventory is carried at the lower of cost or market. As of December 31, 2009, inventory amounted to $93,035 and $75,630 for the year ended December 31, 2008.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 5 – Lease Commitments

Operating Leases

Facilities are leased under operating leases expiring at various dates through 2015. Certain of these leases contain renewal options. Rental expense was $133,976 for fiscal 2009 and $123,843 for fiscal 2008.

As of December 31, 2009, future minimum lease payments under non-cancelable operating leases were as follows:

Operating
For the fiscal years:	Leases
2010	113,974
2011	71,132
2012	72,910
2013	74,733
2014	76,602
Thereafter	58,522
Total lease payments	$467,873

Capital Leases

The following is a summary of the gross amount of assets by class recorded under capital leases as of December 31, 2009 and 2008:

	December 31,	December 31,
Classes of Property	2009	2008
Salon equipment	$50,603	$50,603

As of December 31, 2009, future minimum lease payments under non-cancelable capital leases were as follows:

Capital
For the fiscal years:		Leases
2010		11,485
2011	-	- - -
2012	-	- - -
2013	-	- - -
2014	-	- - -
Thereafter	-	- - -
Total capital lease payments		$11,485

Note 6 – Related Party Transactions

On April 30, 2008, Green entered into a stock transfer agreement with it’s parent company Nexia and Nexia’s wholly-owned subsidiary DHI whereby they would each sell their holdings in Landis and Newby in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000. Interest on the debenture commences on December 30, 2008. DHI has the option, at any time, to convert all or any amount over $10,000 of principal face amount and accrued interest into shares

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 6 – Related Party Transactions, continued

of Common stock, $0.001 par value per share, at a conversion price equal to 95% of the average closing bid price of the common stock three days prior to the date notice is received by Green. Based on the intrinsic value on the date of issuance, Green has a beneficial conversion feature, for which it has recorded a debt discount of $150,000 as of April 30, 2008. This discount is being amortized to the maturity date of the debenture, which is 10 years.

On September 30, 2009, Landis issued 1,315,000 new shares of its common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of common stock Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in AmeriResource Technologies, Inc., a related party, to Landis. Landis is 99% owned by Green and a noncontrolling interest of 1% is held by a former employee. During the nine months ended September 30, 2009, Green recognized an other-than-temporary loss on its investment in AmeriResource Technologies, Inc. of $250,000 due to continued decline and duration in market value of the investment.

During fiscal 2008 and 2009, Green evaluated the collectability of several related party receivable balances and determined that due to declined operations and the lack of foreseeable cash flows of these entities that the amounts be completely impaired. During fiscal 2008 and 2009, Green impaired $168,322 and $332,900 of related party receivables, respectively.

The following table summarizes the principal and accrued interest balance of the Convertible Debenture as of December 31, 2009 and 2008.

	December 31,	December 31,
	2009	2008
Principal balance	$2,875,000	$3,000,000
Accrued interest	241,315	1,315
Total	$3,116,315	$3,001,315

On December 23, 2009, the board of directors approved a partial settlement of debt represented by the $3,000,000 Debenture. Green agreed to issue 50,000,000 shares of common stock to Nexia in exchange for a credit against the Debenture in the amount of $125,000. The shares were valued based on the average closing price of the stock prior to the date of issuance. Green also adjusted the debt discount to account for the change in the related beneficial conversion feature.

In November of 2008, Green issued 70,000 shares of Series B convertible preferred stock to an officer and directors as compensation valued at $350,000.

At December 31, 2008, Green held an available-for-sale security investment in BizAuctions, Inc. The president of BizAucitions, Inc., is also the president of AmeriResource Technologies, Inc., who holds 10% of Green’s Super voting Preferred shares. The available-for-sale securities were sold during fiscal 2008 for a gain of $39,724 and a gain of $1,584 in fiscal 2009.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 7 – Notes Payable

A summary of notes payable as of December 31, 2009 is as follows:

		Interest		Due	December 31,			December 31,
Lender		Rate		Date		2009		2008
American First Federal Credit Union		10.50%		12-01-2012		$30,010		$38,652
American First Federal Credit Union		10.75%		07-18-2012		15,315		16,233
Xing Investment Corp (1)		10.00%		05-12-2008		171,000		171,000
Rapid Advance Merchant (2)	-	- - -	-	- - -	-	- - -		82,667
Chase Bank		7.24%		02-13-2015		45,015	-	- - -
Nexia Holdings, Inc.(related party)	-	- - -		09-11-2011		250,000	-	- - -
Total						511,340		308,552
Less: Current portion of notes payable						216,785		279,493
Notes payable						$294,555		$29,059

(1) On May 12, 2006, Green borrowed $171,000 from Xing Investment Corp with a Convertible Promissory Note. The note is interest bearing at 10% per annum with no interest due until the note maturity date of May 12, 2008. Both principal and accrued interest, at the option of the note holder, may be converted into common stock of Green at $0.01 per share. The note was not liquidated at the maturity date and is currently in default. No payments have been made on the obligation because Green is unable to locate Xing Investment Corp. or its representatives. As of December 31, 2009 and December 31, 2008, accrued interest reported in Accounts payable and accrued liabilities was $34,200.

(2) The principal amount of the loan from Rapid Advance Merchant was $73,000. Green agreed to repay $101,470 including a finance fee. The loan was being repaid by the lender taking a security interest in 10% of credit card sales until the balance was repaid in full during November 2009.

The aggregate amounts of principal maturities of notes payable as of December 31, 2009 were as follows:

For the fiscal years:
2010		$216,785
2011		267,444
2012		10,789
2013		10,789
2014		5,533
Thereafter	-	- - -
Total Notes payable		$511,340

Note 8 – Stockholders’ Deficit

Preferred Stock

Green is authorized to issue 15,000,000 shares of preferred stock. Green’s preferred stock may be divided into such series as may be established by the Board of directors. Each share of the Super voting preferred stock is convertible into 10 shares of Green’s common stock and has the voting rights equal to 10 shares of common stock.

The Series B preferred stock is non-voting, convertible preferred. Each share of Green’s Series B Preferred Stock is convertible into $5.00 worth of common stock. The number of common shares received is based on the market value of the common stock on the date of conversion. Series B Preferred Stock shareholders, at the option of Green, can receive cash or common stock of Green upon conversion.

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 8 – Stockholders’ Deficit, continued

On October 27, 2008, the Board of Directors approved the issuance of 185,000 shares of Series B preferred stock to employees of Green for services rendered. The shares have a face value of $925,000.

As of December 31, 2008, Green had 6,500,000 shares of Super voting preferred stock outstanding and 185,000 shares of convertible Series B preferred stock outstanding.

As of December 31, 2009 and 2008, there were sufficient common shares to be issued if the preferred shares were converted. Based on the availability of common shares upon conversion, it is assumed that Green would settle the contract in shares and classify the preferred shares as equity.

As of December 31, 2009, Green had 6,500,000 shares of Super voting preferred stock outstanding and 183,800 shares of convertible Series B preferred stock outstanding. On December 4, 2009, several Series B preferred shareholders elected to convert 1,200 shares of Series B preferred stock into 600,000 shares of common stock.

Common Stock

Green is authorized to issue 500,000,000 shares of Common stock with a par value of $0.001 per share. As of December 31, 2009, Green had 64,279,130 shares of Common stock outstanding.

On December 23, 2009, the board of directors approved a partial settlement of debt represented by the $3,000,000 Debenture. Green agreed to issue 50,000,000 shares of common stock to Nexia in exchange for a credit against the Debenture in the amount of $125,000. The shares were valued based on the average closing price of the stock prior to the date of issuance.

During the year ended December 31, 2008, Green did not issue any common stock.

Sale of Unregistered Securities

In November of 2008, Green issued as compensation, 185,000 shares of Series B convertible preferred stock valued at $5.00 per share. Employees received 115,000 shares with a total value of $575,000. One officer and director received 50,000 shares with a total value of $250,000 and one director received 20,000 shares valued at $100,000.

Noncontrolling Interest

On April 30, 2008, Green acquired an 85% interest in Landis and a 100% interest in Newby from DHI, a 100% owned subsidiary of Nexia, in exchange for an 8% Series A Senior Subordinated Convertible Debenture with a face amount of $3,000,000.

On September 30, 2009, Landis issued 1,315,000 shares of its common stock to Green thereby increasing the amount of controlling interest in Landis to 99%. In addition to the issuance of common stock Green issued a note payable in the amount of $250,000 to Nexia. For consideration of the additional interest in Green, Nexia transferred $250,000 of restricted non-marketable securities in a publicly traded company to Landis. During the nine months ended September 30, 2009, Green recognized an other-than-temporary

Green Endeavors, Ltd. and Subsidiaries
(Formerly Net2auction, Inc.)
Notes to Consolidated Financial Statements

Note 8 – Stockholders’ Deficit, continued

loss on its investment in AmeriResource Technologies, Inc., of $250,000 due to continued decline and duration in market value of the investment.

Note 9 – Going Concern

Generally accepted accounting principles in the United States of America contemplate the continuation of Green as a going concern. However, Green had an operating loss in the current year of $385,160 and negative working capital of $796,863, which raises substantial doubt about Green’s ability to continue as a going concern. Green’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to successfully fulfill its business plan. Management plans to attempt to raise additional funds to finance the operating and capital requirements through a combination of equity and debt financings. While Green is making its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations

Note 10 – Subsequent Events

On June 15, 2010, Landis Salons II, Inc., a wholly-owned subsidiary of Green, issued 100,000 shares of founders stock to Green. Landis Salons II, Inc. was incorporated on March 17, 2010 in the state of Utah.

Green has evaluated subsequent events through June 22, 2010, which is the date the financial statements were issued.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On January 18, 2010, upon the authorization and approval of the board of directors, the Company retained Madsen & Associates CPA’s, Inc. (“Madsen”) as its independent registered public accounting firm.

No consultations occurred between the Company and Madsen during the years ended December 31, 2009 and 2008 and through January 18, 2010, regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or other information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of disagreement requiring disclosure under Item 304(a)(1)(iv) of Regulation S-K or reportable event requiring disclosure under Item 304(a)(1)(v) of Regulation S-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

The following documents are filed under “Item 13. Financial Statements and Supplementary Data,” pages F-1 through F-33, and are included as part of this Form 10/A:

Financial Statements of the Company for the three and six months ended June 30, 2010 and June 30, 2009:

Consolidated Balance Sheets Consolidated Statements of Operations Consolidated Statements of Cash Flows Notes to Consolidated Financial Statements

Financial Statements of the Company for the years ended December 31, 2009 and 2008:

Report of Independent Registered Public Accounting Firm Consolidated Balance Sheets Consolidated Statements of Operations Consolidated Statements of Stockholders’ Deficit Consolidated Statements of Cash Flows Notes to Consolidated Financial Statements

(b) Exhibits

The exhibits required to be attached by Item 601 of Regulation S-K are listed in the Index to Exhibits on page 36 of this Form 10/A, and are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 20, 2010

Green Endeavors, Ltd.

/s/ Richard D. Surber
Richard D. Surber
President, Chief Executive Officer and Director

/s/ Richard G. Clegg
Richard G. Clegg
Chief Financial Office, Principal Accounting
Officer, and Director

INDEX TO EXHIBITS
Exhibit No.		Description
3	(i)	Amended and Restated Certificate of Incorporation.
3	(ii)	Bylaws.
4	(i)	Certificate of Designation for Series B Preferred Stock.
4	(ii)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to DHI dated April 30, 2008.
4	(iii)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to Akron Associates, Inc. dated January 15, 2010.
4	(iv)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to Desert Vista Capital, LLC. dated January 15, 2010.
4	(v)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to Akron Associates, Inc. dated March 16, 2010.
4	(vi)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to Akron Associates dated May 11, 2010.
4	(vii)	8% Series A Senior Subordinated Convertible Redeemable Debenture issued to Desert Vista Capital, LLC dated May 11, 2010.
10	(i)	Stock Transfer Agreement dated April 1, 2008, by which the Company acquired 100% ownership of Newby and 85% ownership of Landis.
10	(ii)	Promissory note dated September 30, 2009 issued to Nexia in the amount of
$250,000.
10	(iii)	Stock Purchase Agreement dated April 14, 2010, with Desert Vista Capital LLC for the purchase of 33,334 Series B Preferred Stock.
10	(iv)	Stock Purchase Agreement dated June 28, 2010, with Lakeview Consulting,
LLC for the purchase of 33,334 Series B Preferred Stock.
10	(v)	Stock Purchase Agreement dated June 28, 2010, with Desert Vista Capital LLC for the purchase of 33,334 Series B Preferred Stock.
21		List of subsidiaries.
99	(i)	The 2008 Benefit Plan of Green Endeavors, Ltd.
99	(ii)	Share Exchange Agreement with AmeriResource Technologies, Inc.